EXECUTION VERSION

Exhibit 10.1

TERM LOAN CREDIT AGREEMENT

Dated as of October 1, 2013

Among

VERIZON COMMUNICATIONS INC.

as Borrower,

THE LENDERS NAMED HEREIN

as Lenders,

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

J.P. MORGAN SECURITIES LLC

MORGAN STANLEY SENIOR FUNDING, INC.

as Global Coordinators,

MORGAN STANLEY SENIOR FUNDING, INC.

as Syndication Agent,

BANK OF AMERICA, N.A.

BARCLAYS BANK PLC

as Documentation Agents,

J.P. MORGAN SECURITIES LLC

MORGAN STANLEY SENIOR FUNDING, INC.

BARCLAYS BANK PLC

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Lead Arrangers and Joint Bookrunners

-i-

-ii-

Schedules

Schedule 2.01	-	Commitments

Schedule 4.01(j)	-	Restricted Subsidiaries

Exhibits

Exhibit A	-	Form of Note

Exhibit B	-	Form of Notice of Borrowing

Exhibit C	-	Form of Assignment and Assumption

Exhibit D-1	-	Form of U.S. Tax Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-2	-	Form of U.S. Tax Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-3	-	Form of U.S. Tax Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D-4	-	Form of U.S. Tax Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E	-	Form of Compliance Certificate

Exhibit F	-	Funding Date Certificate

-iii-

TERM LOAN CREDIT AGREEMENT

This Term Loan Credit Agreement, dated as of October 1, 2013, is among Verizon Communications Inc., a Delaware corporation (the “Borrower”), the Lenders from time to time party hereto and JPMorgan Chase Bank, N.A. (“JPMCB”), as administrative agent (in such capacity, the “Administrative Agent”).

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“3 Year Commitment” means, with respect to any Lender, the commitment of such Lender to make 3 Year Loans under this Agreement as set forth in Schedule 2.01, expressed as an amount representing the principal amount of the 3 Year Loan to be made by such 3 Year Lender hereunder, as such amount may be reduced from time to time pursuant to Section 2.04 or reduced or increased pursuant to Section 8.07. The total 3 Year Commitment on the date hereof shall be $6,000,000,000.

“3 Year Lender” means a Lender with a 3 Year Commitment or 3 Year Loan.

“3 Year Loan” has the meaning set forth in Section 2.01(a) and shall include, for the avoidance of doubt, any Supplemental Loan made by a Lender utilizing its 3 Year Commitment.

“3 Year Maturity Date” means the date that is the third anniversary of the Funding Date; provided that, if such date shall not be a Business Day, the 3 Year Maturity Date shall be the immediately preceding Business Day.

“5 Year Commitment” means, with respect to any Lender, the commitment of such Lender to make 5 Year Loans under this Agreement as set forth in Schedule 2.01, expressed as an amount representing the principal amount of the 5 Year Loan to be made by such 5 Year Lender hereunder, as such amount may be reduced from time to time pursuant to Section 2.04 or reduced or increased pursuant to Section 8.07. The total 5 Year Commitment on the date hereof shall be $6,000,000,000.

“5 Year Lender” means a Lender with a 5 Year Commitment or 5 Year Loan.

“5 Year Loan” has the meaning set forth in Section 2.01(b) and shall include, for the avoidance of doubt, any Supplemental Loan made by a Lender utilizing its 5 Year Commitment.

“5 Year Maturity Date” means the date that is the fifth anniversary of the Funding Date; provided that, if such date shall not be a Business Day, the 5 Year Maturity Date shall be the immediately preceding Business Day.

“Act” has the meaning specified in Section 8.12.

“Administrative Agent” has the meaning specified in the preamble hereto.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing on or prior to the date hereof or another account of the Administrative Agent acceptable to the Borrower and the Administrative Agent.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract or otherwise.

“Agency Fee Letter” means the Administrative Agency Fee Letter dated as of September 2, 2013 between the Borrower and the Administrative Agent, as amended, restated, waived, supplemented or otherwise modified from time to time.

“Aggregate Commitment” means, with respect to any Lender, such Lender’s aggregate 3 Year Commitment and 5 Year Commitment as of the Funding Date.

“Agreement” means this Term Loan Credit Agreement as it may be amended, restated, supplemented or otherwise modified from time to time.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office in the case of a Base Rate Loan and such Lender’s Eurodollar Lending Office in the case of a Eurodollar Rate Loan.

“Applicable Rate” means:

(a) for any day with respect to any Eurodollar Rate Loan or Base Rate Loan that is a 3 Year Loan, the applicable rate per annum set forth in the table below under the caption “Eurodollar Rate Margin” or “Base Rate Margin,” respectively, based upon the rating level status that applies on such day:

Rating Level Status	Eurodollar Rate Margin	Base Rate Margin
Level I Status	1.125%	0.125%
Level II Status	1.375%	0.375%
Level III Status	1.625%	0.625%
Level IV Status	1.875%	0.875%

(b) for any day with respect to any Eurodollar Rate Loan or Base Rate Loan that is a 5 Year Loan, the applicable rate per annum set forth in the table below under the caption “Eurodollar Rate Margin” or “Base Rate Margin,” respectively, based upon the rating level status that applies on such day:

Rating Level Status	Eurodollar Rate Margin	Base Rate Margin
Level I Status	1.25%	0.25%
Level II Status	1.50%	0.50%
Level III Status	1.75%	0.75%
Level IV Status	2.00%	1.00%

The parties agree that, in the case of both (a) and (b), for purposes of determining whether on any day Level I Status, Level II Status, Level III Status or Level IV Status applies, during any period during which there is no Rating from either Rating Agency, Level IV Status shall apply. If the Rating by either Rating Agency shall be changed (other than as a result of a change in the rating system of such Rating Agency), such change shall be effective as of the date on which it is first announced by such Rating Agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change in Ratings and ending on the date immediately preceding the effective date of the next such change in Ratings. In the event that the Ratings differ by one level, the Applicable Rate shall be at the level corresponding to the higher rating (i.e., towards Level I). In the event that the Ratings differ by more than one level, the level applicable to the Rating shall be one level above (i.e., towards Level I) the lower of the two such differing levels. In the event that there is a Rating from only one Rating Agency, the Applicable Rate shall be at the level which corresponds to such Rating.

“Approved Electronic Communications” means each Communication that the Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any financial statement, financial and other report, notice, request, certificate and other information material; provided that, solely with respect to delivery of any such Communication by the Borrower to the Administrative Agent and without limiting or otherwise affecting either the Administrative Agent’s right to effect delivery of such Communication by posting such Communication to the Approved Electronic Platform or the protections afforded hereby to the Administrative Agent in connection with any such posting, “Approved Electronic Communications” shall exclude (i) any notice of borrowing, notice of conversion or continuation, and any other notice, demand, communication, information, document and other material relating to a request for a new, or a conversion of an existing, Borrowing, (ii) any notice pursuant to Section 2.04, Section 2.08 or Section 5.01(i)(iii) and any other notice relating to the payment of any principal or other amount due under any Loan Document or reduction or termination of Commitments prior to the scheduled date therefor, (iii) all notices of any Default or Event of Default, (iv) any service of process and (v) any notice, demand, communication, information, document and other material required to be delivered to satisfy any of the conditions set forth in Article 3 or any other condition to any Borrowing or any condition precedent to the effectiveness of this Agreement.

“Approved Electronic Platform” has the meaning specified in Section 8.02(b)(i).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent (such approval not to be unreasonably withheld or delayed) and (i) on or prior to the funding of the Loans on the Funding Date, the Borrower (in its sole discretion) and (ii) following funding of the Loans on the Funding Date, so long as no Event of Default under Section 6.01(a) or (e) has occurred and is continuing, the Borrower (such approval of the Borrower not to be unreasonably withheld or delayed).

“Authorized Officer” means the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Controller or the General Counsel of the Borrower.

“Availability Period” means the period from and including the Effective Date to and including the earliest of (a) the date immediately following the date the Share Acquisition is consummated with or without the funding of the Loans, (b) September 2, 2014, (c) the date of termination of the Transaction Agreement in accordance with its terms or (d) the date of termination in full of the Commitments pursuant to Section 2.04(b).

“Base Rate” means a fluctuating interest rate per annum which shall at any time be equal to the higher of:

(a) the rate of interest announced publicly by JPMCB (or, in the event that a successor Administrative Agent is appointed pursuant to Section 7.06, a bank of recognized standing selected by such successor Administrative Agent and satisfactory to the Borrower) in New York, New York from time to time as JPMCB’s (or such other bank’s) prime rate (the “Prime Rate”); and

(b) 1/2 of 1% per annum above the Federal Funds Rate;

provided that in no event shall such fluctuating interest rate per annum be less than the rate per annum equal to 1% plus the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, on such day (or if such day is not a Business Day, the immediately preceding Business Day), for US Dollar deposits with a term of one month.

Each change in any interest rate provided for herein based upon the Base Rate resulting from a change in the Prime Rate, the Federal Funds Rate or the rate appearing on Reuters Screen LIBOR01 Page (or successor or substitute therefor) as set forth above shall take effect at the time of such change in the Prime Rate, the Federal Funds Rate or such rate appearing on Reuters Screen LIBOR01 Page (or successor or substitute therefor), respectively.

“Base Rate Loan” means a Loan that bears interest as provided in Section 2.05(a)(i).

“Base Verizon Share Amount” has the meaning specified in the Transaction Agreement (as in effect on the date hereof).

“Borrower” has the meaning specified in the preamble hereto.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of a borrowing of Eurodollar Rate Loans, having the same Interest Period.

“Bridge Loan Agreement” means the Bridge Credit Agreement, dated as of September 2, 2013, among the Borrower, the lenders from time to time party thereto and JPMCB, as administrative agent.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are not required or authorized by law to close in New York City, provided that, if the applicable Business Day relates to any Eurodollar Rate Loans, “Business Day” means a day (other than a Saturday or Sunday) of the year on which banks are not required or authorized by law to close in New York City and on which dealings are carried on in the London interbank market.

“Cash Consideration” has the meaning specified in the Transaction Agreement (as in effect on the date hereof).

“Commercial Paper Rating” means, as of any date, the lowest rating that has been most recently announced by any of S&P and Moody’s, as the case may be, for short-term public unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Commercial Paper Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Loan pursuant to Section 2.01, expressed as an amount representing the principal amount of the Loan to be made by such Lender hereunder, as such amount may be reduced from time to time pursuant to Section 2.04 or reduced or increased pursuant to Section 8.07. Such Commitments may be 3 Year Commitments or 5 Year Commitments. Each reference herein to “Commitments” without specifying a Tranche of Commitments shall be deemed a reference to Commitments of both Tranches.

“Communication” means each notice, demand, communication, information, document and other material provided for hereunder or under any other Loan Document or otherwise transmitted between the parties hereto relating to this Agreement, the other Loan Documents, the Borrower or its Affiliates, or the transactions contemplated by this Agreement or the other Loan Documents including, without limitation, all Approved Electronic Communications.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Consolidated Debt” means, as of any date of determination, the aggregate amount of indebtedness for borrowed money, including indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness for borrowed money of the Borrower and its Consolidated Subsidiaries, excluding any such indebtedness to the extent that the Borrower is required to, and has informed JPMCB, in its capacity as administrative agent under the Bridge Loan Agreement, that it intends to, repay loans under the Bridge Loan Agreement with the “Net Cash Proceeds” (as defined in the Bridge Loan Agreement) of such indebtedness in accordance with Section 2.08 of the Bridge Loan Agreement (including the applicable time periods set forth therein).

“Convert,” “Conversion” and “Converted” each refers to a conversion of Loans of one Type into Loans of the other Type pursuant to Section 2.07.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term “Debt” so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other similar title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been, in accordance with GAAP, recorded as capital leases, (f) all obligations of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all net obligations of such Person in respect of Hedge Agreements, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed directly, or indirectly through a Subsidiary, by such Person, or in effect guaranteed directly, or indirectly through a Subsidiary, by such Person through a written agreement either (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt or (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means any Lender that (a) is a Non-Funding Lender unless its failure to fund has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured or (c) has (or is a Subsidiary of a Person that has) been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding.

“Disposition” or “dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that the term “Disposition” shall not include any loss of or damage to, or any condemnation or other taking of, any property.

“Domestic Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in the Administrative Questionnaire delivered by such Lender to the Administrative Agent and the Borrower or in the Assignment and Assumption pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“EBITDA” means, for any period, the Consolidated net income of the Borrower and its Consolidated Subsidiaries for such period plus, to the extent deducted in computing such Consolidated net income for such period, the sum (without duplication) of (a) income and franchise tax expense, (b) Interest Expense, (c) depreciation, amortization and other non-cash charges (except to the extent such non-cash charges represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period but including, for the avoidance of doubt, any non-cash actuarial losses from pension and post-retirement plans), (d) extraordinary, unusual or otherwise non-recurring losses and charges (including non-recurring restructuring charges), (e) minority interest expense and (f) all fees and expenses in connection with the transactions contemplated by the Transaction Agreement, minus, to the extent added in computing such Consolidated net income for such period (and without duplication), (a) any extraordinary, unusual or otherwise non-recurring gains for such period and (b) other non-cash gains (except (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required but including, for the avoidance of doubt, any non-cash actuarial gains from pension and post-retirement plans). If the Borrower engages in any Material Asset Acquisition or any Material Asset Sale (each as defined below), during any period in respect of which EBITDA is to be determined hereunder, such EBITDA will be determined on a pro forma basis as if such Material Asset Acquisition or such Material Asset Sale occurred on the first day of the relevant period. For purposes of this definition, (i) “Material Asset Sale” means any Disposition of property or series of related Dispositions of property that involves consideration (including non-cash consideration) with a fair market value in excess of $2,000,000,000 and (ii) “Material Asset Acquisition” means (x) the Transactions and (y) any acquisition (whether by purchase, merger, consolidation or otherwise) of the assets or property of any other Person that involves consideration (including non-cash consideration) with a fair market value in excess of $2,000,000,000.

“Effective Date” means the first date on which the conditions set forth in Section 3.01 are satisfied (or waived in accordance with Section 8.01).

“Eligible Assignee” means (i) a Lender; (ii) an Affiliate or an Approved Fund of a Lender; (iii) a commercial bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (iv) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof, and having total assets in excess of $5,000,000,000; (v) a commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow or of the Cayman Islands, or a political subdivision of any such country, and having total assets in excess of $5,000,000,000 so long as such bank is acting through a branch or agency located in the United States or in the country in which it is organized or another country that is described in this clause (v); (vi) the central bank of any country that is a member of the Organization for Economic Cooperation and Development; or (vii) any other Person approved by the Administrative Agent and the Borrower, such approval not to be unreasonably withheld or delayed (and, in the case of approval by the Borrower with respect to any assignment after the funding of the Loans on the Funding Date, such approval (A) to be deemed to have been given if the Borrower shall not have provided a response within ten Business Days of a written request for approval and (B) not to be required if an Event of Default under Section 6.01(a) or Section 6.01(e) has occurred and is continuing); provided, however, that none of the Borrower, any of the Borrower’s Affiliates or any Defaulting Lender shall qualify as an Eligible Assignee.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of noncompliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution, protection of the environment or natural resources or the effect of the environment on human health, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means, with respect to the Borrower, any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means, with respect to the Borrower, (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC; (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (c) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (d) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (e) the imposition of a lien under Section 303(k) of ERISA with respect to any Plan; or (f) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Eurodollar Lending Office” in the Administrative Questionnaire delivered by such Lender to the Administrative Agent and the Borrower or in the Assignment and Assumption pursuant to which it became a Lender (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for each Eurodollar Rate Loan comprising part of the same Set, the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 A.M., London time, two Business Days prior to the commencement of such Interest Period, as the rate for US Dollar deposits with a maturity comparable to such Interest Period (the “Screen Rate”); provided that if the Screen Rate shall not be available at the applicable time for the applicable Interest Period, then the Eurodollar Rate for such Interest Period shall be the Interpolated Rate. Notwithstanding the foregoing, the “Eurodollar Rate” for any such Interest Period shall be the rate per annum obtained by dividing (i) the rate per annum obtained by application of the foregoing provisions of this definition by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Loan” means a Loan that bears interest as provided in Section 2.05(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Loans comprising part of the same Set means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Loans is determined) having a term equal to such Interest Period.

“Event of Default” has the meaning specified in Section 6.01.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder: (a) Taxes imposed on or measured by its overall net income (however denominated), franchise Taxes imposed on it (in lieu of net income Taxes) and branch profits or similar Taxes, in each case, imposed by the jurisdiction (or any political subdivision thereof) (i) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its Applicable Lending Office is located or (ii) where the recipient otherwise has a present or former connection (other than by reason of the activities and transactions specifically contemplated by any Loan Document); (b) any backup withholding Tax that is required by the Internal Revenue Code to be withheld from amounts payable to a Lender that has failed to comply with Section 2.12(e); (c) in the case of a Foreign Lender, any U.S. withholding tax that (i) is imposed on amounts payable to such Foreign Lender pursuant to the laws in force at the time such Foreign Lender becomes a party hereto (other than pursuant to an assignment demanded by the Borrower pursuant to Section 8.07(a)) or such Foreign Lender designates a new Applicable Lending Office, except in each case, to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Foreign Lender’s assignor immediately before such Foreign Lender became a party hereto or to such Foreign Lender immediately before it changed its Applicable Lending Office or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.12(e); and (d) any U.S. Federal withholding Taxes imposed under FATCA on any amount payable in respect of such recipient as a result of the failure of such recipient to satisfy the applicable conditions for exemption from such withholding as set forth under FATCA.

“Facilities Fee Letter” means the Facilities Fee Letter, dated as of September 2, 2013, between the Borrower, the Joint Lead Arrangers and the Initial Lenders (as amended, supplemented or otherwise modified from time to time).

“FATCA” means sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any Treasury regulations promulgated thereunder or official interpretations thereof.

“Federal Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and codified as 11 U.S.C. Section 101 et seq.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letters” means the Agency Fee Letter and the Facilities Fee Letter.

“Foreign Lender” means any Lender that is not organized under the laws of the United States, any State thereof or the District of Columbia.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Date” means the date following the Effective Date on which the conditions set forth in Section 3.02 are satisfied (or waived in accordance with Section 8.01).

“GAAP” has the meaning specified in Section 1.03(a).

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar agreements.

“IFRS” means the International Financial Reporting Standards set by the International Accounting Standards Board (or the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or the SEC, as the case may be) or any successor thereto, as in effect from time to time.

“Indemnified Party” has the meaning specified in Section 8.04(b).

“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower hereunder.

“Information” has the meaning specified in Section 8.13.

“Initial Lenders” means JPMorgan Chase Bank, N.A., Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and Barclays Bank PLC.

“Institution” has the meaning specified in the definition of “Related Indemnity Person”.

“Interest Expense” means, for any period, the interest expense of the Borrower and its Consolidated Subsidiaries for such period determined on a Consolidated basis in accordance with GAAP.

“Interest Period” means, for each Eurodollar Rate Loan comprising part of the same Set, the period commencing on the date of such Eurodollar Rate Loan or the date of the Conversion of any Base Rate Loan into such Eurodollar Rate Loan and ending on the last day of the period selected by the Borrower pursuant to the provisions below and, thereafter, with respect to Eurodollar Rate Loans, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below (or the day provided pursuant to Section 2.06(c)). The duration of each such Interest Period shall be one, two, three or six months (or such other period, in the case of a period shorter than six months, as the Administrative Agent may approve or, in the case of a period longer than six months, as each Lender in the applicable Tranche may approve), as the Borrower may, except as set forth in Section 2.06(c), upon notice received by the Administrative Agent not later than 11:00 A.M. on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i)	no Interest Period with respect to (A) any 3 Year Loan shall end after the 3 Year Maturity Date or (B) any 5 Year Loan shall end after the 5 Year Maturity Date;

(ii)	Interest Periods commencing on the same date for Eurodollar Rate Loans comprising part of the same Set shall be of the same duration;

(iii)	whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(iv)	whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Interpolated Rate” means, at any time, for any Interest Period for which there shall not be a Screen Rate available at the applicable time (each, an “Impacted Interest Period”), the rate per annum (rounded to the same number of decimal places as the applicable Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable Screen Rate (for the longest period for which the applicable Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the applicable Screen Rate for the shortest period (for which such Screen Rate is available) that exceeds the Impacted Interest Period, in each case, for such Interest Period.

“Joint Lead Arrangers” means J.P. Morgan Securities LLC, Morgan Stanley Senior Funding, Inc., Barclays Bank PLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, in their capacities as Joint Lead Arrangers hereunder.

“JPMCB” has the meaning specified in the preamble hereto.

“Lender Appointment Period” has the meaning specified in Section 7.06.

“Lenders” means the lenders party hereto as of the date hereof, and each Person that shall become a party hereto pursuant to Section 8.07, in their capacities as Lenders hereunder.

“Level I Status” applies on any date if on such date the Borrower’s Rating is A- or higher by S&P or A3 or higher by Moody’s, subject to the last paragraph of the definition of “Applicable Rate” hereunder.

“Level II Status” applies on any date if on such date (i) Level I Status does not apply and (ii) the Borrower’s Rating is BBB+ or higher by S&P or Baa1 or higher by Moody’s, subject to the last paragraph of the definition of “Applicable Rate” hereunder.

“Level III Status” applies on any date if on such date (i) neither Level I Status nor Level II Status applies and (ii) the Borrower’s Rating is BBB or higher by S&P or Baa2 or higher by Moody’s, subject to the last paragraph of the definition of “Applicable Rate” hereunder.

“Level IV Status” applies on any date if none of Level I Status, Level II Status or Level III Status applies on such date.

“Leverage Ratio” means, on the last day of any period of four fiscal quarters of the Borrower, the ratio of (a) Consolidated Debt to (b) EBITDA for such period.

“Lien” means any lien, security interest or other charge or encumbrance of any kind.

“Loan” means a loan by a Lender to the Borrower pursuant to this Agreement and refers to a Base Rate Loan or a Eurodollar Rate Loan. Each of a Base Rate Loan and a Eurodollar Rate Loan shall be a “Type” of Loan.

“Loan Documents” means, collectively, this Agreement and the Notes, if any.

“Material Adverse Change” means any material adverse change in the business, financial condition or results of operations of the Borrower and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition or operations of the Borrower and its Subsidiaries, taken as a whole or (b) the ability of the Borrower to perform its obligations under this Agreement or any Note.

“Materially Adverse Modification” has the meaning specified in Section 3.02(a).

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means, with respect to the Borrower, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means, with respect to the Borrower, a Single Employer Plan that (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Non-Funding Lender” has the meaning specified in Section 2.02(d).

“Note” means a promissory note of the Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.14 in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of the Borrower to such Lender resulting from the Loan made to the Borrower by such Lender.

“Notice of a Non-Funding Lender” has the meaning specified in Section 2.02(d).

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Omnitel Consideration Amount” has the meaning specified in the Transaction Agreement (as in effect on the date hereof).

“Omnitel Note” has the meaning specified in the Transaction Agreement.

“Other Taxes” means all present or future stamp, documentary, intangible, recording or filing taxes or any similar taxes, charges or levies arising from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or the Notes.

“Participant Register” has the meaning specified in Section 8.07(e).

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means, with respect to any Person, (a) Liens for taxes, assessments and governmental charges and levies to the extent not required to be paid under Section 5.01(b); (b) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation; (c) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Person is a party; (d) deposits to secure public or statutory obligations of such Person; (e) materialmen’s, mechanics’, carriers’, workers’, repairmen’s and other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens to the extent such Liens, in the aggregate, would not have a Material Adverse Effect; (f) deposits to secure surety and appeal bonds to which such Person is a party; (g) other pledges or deposits for similar purposes in the ordinary course of business, including pledges and deposits to secure indemnity, performance or other similar bonds and in connection with insurance maintained in accordance with Section 5.01(c); (h) Liens created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; (i) leases made, or existing on property acquired, in the ordinary course of business; (j) landlords’ Liens under leases to which such Person is a party; and (k) zoning restrictions, easements, licenses, and restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such property in the operation of the business of such Person or the value of such property for the purpose of such business.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Prime Rate” has the meaning specified in the definition of “Base Rate”.

“Rating” means (i) with respect to a “Rating” by S&P, the rating that has been most recently announced by S&P for the non-credit enhanced long term senior unsecured debt issued by the Borrower, and (ii) with respect to a “Rating” by Moody’s, the rating that has been most recently announced by Moody’s for the non-credit enhanced long term-senior unsecured debt issued by the Borrower. For purposes of the foregoing, (a) if any rating established by S&P or Moody’s shall be changed, such change shall be effective as of the date on which such change is first announced publicly by the rating agency making such change; and (b) if S&P or Moody’s shall change the basis on which ratings are established, each reference to the Rating announced by S&P or Moody’s, as the case may be, shall refer to the then equivalent rating by S&P or Moody’s, as the case may be.

“Rating Agency” means each of S&P and Moody’s.

“Register” has the meaning specified in Section 8.07(d).

“Related Indemnity Person” means, with respect to any Person, any other Person, so long as both Persons are any of an Institution, such Institution’s Affiliates, and such Institution’s and such Affiliates’ respective officers, directors, employees, agents and advisors. For purposes of the foregoing, “Institution” means the Administrative Agent, any Joint Lead Arranger or any Lender.

“Related Party” means, with respect to any Person, any other Person, so long as both Persons are any of an Institution, such Institution’s Affiliates, and such Institution’s and such Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, fund managers and advisors. For purposes of the foregoing, “Institution” means the Administrative Agent, any Joint Lead Arranger, or any Lender.

“Required Lenders” means, at any time, Lenders having at least a majority in interest of the sum of the outstanding principal amount of the Loans or Commitments in effect at such time; provided that the portion of the aggregate outstanding principal amount of the Loans or Commitment of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Requisite Amount” has the meaning specified in Section 6.01(d).

“Restricted Subsidiary” means each Subsidiary of the Borrower listed on Schedule 4.01(j) hereto (as such Schedule may be amended, supplemented or otherwise modified from time to time by the Borrower in accordance with Section 8.01(c)).

“Restricting Information” has the meaning specified in Section 8.02(c)(i).

“S&P” means Standard & Poor’s Ratings Services, LLC, or any successor thereto.

“Screen Rate” has the meaning specified in the definition of Eurodollar Rate.

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” means Vodafone 4 Limited, an indirect wholly owned Subsidiary of Vodafone.

“Set” means the collective reference to Eurodollar Rate Loans of the same Tranche for the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

“Share Acquisition” means the direct or indirect acquisition by the Borrower of the Vodafone Interest pursuant to the Transaction Agreement.

“Single Employer Plan” means, with respect to the Borrower, a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Specified Representation” means the representations and warranties in Sections 4.01(a), 4.01(b) (but excluding, in the case of Section 4.01(b)(ii), any contractual restriction other than each debt instrument representing debt for borrowed money with a principal outstanding amount of the Requisite Amount or more, and, in relation to such instruments only, disregarding the reference to “Material Adverse Effect” set forth therein), 4.01(d), 4.01(h), 4.01(i) and 4.01(k).

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supplemental Borrowing” has the meaning specified in Section 2.02(d).

“Supplemental Loan” has the meaning specified in Section 2.01(c).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tranche” means (a) with respect to Commitments, whether such Commitments are 3 Year Commitments or 5 Year Commitments, (b) with respect to Loans, whether such Loans are 3 Year Loans or 5 Year Loans and (c) with respect to Lenders, whether such Lenders are 3 Year Lenders or 5 Year Lenders.

“Transaction Agreement” means the Stock Purchase Agreement dated as of the date hereof by and among Vodafone, the Seller and the Borrower (as amended, supplemented or otherwise modified from time to time).

“Transaction Representations” means the representations made by Vodafone in the Transaction Agreement that are material to the interests of the Lenders (but only to the extent that the Borrower has the right not to consummate the Share Acquisition under, or terminate, the Transaction Agreement as a result of a failure of any such representation in the Transaction Agreement to be true and correct).

“Transactions” means, collectively, (i) the Share Acquisition and (ii) the other transactions contemplated by the Transaction Agreement.

“Type” has the meaning specified in the definition of “Loan.”

“US Dollars” or “$” means the lawful money of the United States of America.

“Verizon Notes” has the meaning specified in the Transaction Agreement.

“Verizon Wireless” means Cellco Partnership, a Delaware general partnership, d/b/a Verizon Wireless.

“Vodafone” means Vodafone Group Plc, an English public limited company.

“Vodafone Interest” means the equity interest in Verizon Wireless held indirectly by Vodafone.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Withholding Agent” means the Borrower and the Administrative Agent.

Section 1.02. Computation of Time Periods; Terms Generally. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns and (c) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 1.03. Accounting Terms. (a) All terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles in the United States of America (“GAAP”), as in effect from time to time, except as otherwise specifically prescribed in clause (b) below.

(b) If at any time the SEC permits or requires United States reporting companies to use IFRS in lieu of GAAP for reporting purposes, the Borrower may notify the Administrative Agent that it has elected to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean IFRS as in effect from time to time; provided that, to the extent that such election would affect any financial ratio set forth in this Agreement or the requirement set forth in Section 5.01(i), (i) the Borrower shall provide to the Administrative Agent financial statements and other documents reasonably requested by the Administrative Agent or any Lender setting forth a reconciliation with respect to such ratio or requirement made before and after giving effect to such election and (ii) if the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Required Lenders and the Borrower shall negotiate in good faith to amend such ratio to preserve the original intent thereof in light of such change.

Section 1.04. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to U.S. Eastern time (daylight or standard, as applicable).

ARTICLE 2

AMOUNTS AND TERMS OF THE LOANS

Section 2.01. The Loans. Each Lender severally agrees, on the terms and conditions hereinafter set forth,

(a) to make a loan (each, a “3 Year Loan”) on the Funding Date (which shall be no later than the last day of the Availability Period), in US Dollars, to the Borrower in an aggregate principal amount specified by the Borrower not exceeding such Lender’s 3 Year Commitment,

(b) to make a loan (each, a “5 Year Loan”) on the Funding Date (which shall be no later than the last day of the Availability Period), in US Dollars, to the Borrower in an aggregate principal amount specified by the Borrower not exceeding such Lender’s 5 Year Commitment, and

(c) in the event that any Lender shall have become a Non-Funding Lender, to make a supplemental loan (each, a “Supplemental Loan”) on the Funding Date (which shall be no later than the last day of the Availability Period), in US Dollars, to the Borrower in an aggregate principal amount deemed to be requested by the Borrower under Section 2.02(d) not exceeding such Lender’s remaining Aggregate Commitment (after giving effect to all 3 Year Loans and 5 Year Loans made by such Lender pursuant to paragraphs (a) and (b) above). For the avoidance of doubt, each Supplemental Loan made by a Lender in respect of its Commitment under a particular Tranche shall be a Loan of the same Tranche.

Amounts repaid or prepaid in respect of the Loans may not be reborrowed. The Borrowing of Loans in each Tranche shall be in an aggregate principal amount of at least $100,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be made by the Lenders of such Tranche ratably according to their respective Commitments in respect of such Tranche (excluding, in the case of a Supplemental Borrowing, the Commitments of the Non-Funding Lenders). For the avoidance of doubt, the Borrowing of Loans shall be allocated pro rata to the 3 Year Loans and the 5 Year Loans based on the Commitments of each Tranche on the Funding Date.

Section 2.02. Making the Loans. (a) The Borrowing of Loans shall be made on notice, given not later than 11:00 A.M. (i) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Loans or (ii) on the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Loans (other than a Supplemental Borrowing), and the Administrative Agent shall give each Lender prompt notice thereof by telecopier or other electronic means. Each such notice (a “Notice of Borrowing”) shall be in writing in substantially the form of Exhibit B hereto, specifying therein (i) the requested Type of Loans comprising the Borrowing, (ii) the aggregate principal amount of such Borrowing and the amount of such Borrowing that represents a 3 Year Loan and a 5 Year Loan (which shall be determined in accordance with the last paragraph of Section 2.01), (iii) in the case of a Borrowing consisting of Eurodollar Rate Loans, the initial Interest Period for each such Loan, (iv) the location and number of the account to which funds are to be disbursed, (v) the date of such Borrowing, (vi) whether such notice is conditioned on the occurrence of any event and (vii) if such notice is conditioned on the occurrence of an event, a description of the event (it being understood that, both the Administrative Agent and the Lenders shall be entitled to assume that the Loans contemplated by such Notice of Borrowing are to be made unless the Administrative Agent shall have received a written notice of revocation in accordance with Section 2.02(b) prior to the funding of such Borrowing). Each Lender shall, before 12:00 noon (or such other time agreed upon by the Borrower and the Administrative Agent) on the date of the applicable Borrowing (or, in the case of any Supplemental Borrowing, as promptly as practical following receipt of the Notice of a Non-Funding Lender), make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 3, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 8.02.

(b) A Notice of Borrowing shall be binding on the Borrower unless revoked in writing prior to the Borrowing of the Loans. In the case of a Borrowing that the Notice of Borrowing specifies is to be comprised of Eurodollar Rate Loans, the Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any revocation of a Notice of Borrowing pursuant to the immediately preceding sentence or any failure to fulfill on or before the date of Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.

(c) Anything in subsection (a) above to the contrary notwithstanding, the Borrower may not select Eurodollar Rate Loans for any Borrowing if the aggregate obligation of the Lenders to make Eurodollar Rate Loans shall be suspended pursuant to Section 2.06 or 2.10.

(d) Notwithstanding anything to the contrary in this Section 2.02, in the event any Lender shall have failed to make any Loan required to be made by it under Section 2.01(a) or (b) (any such Lender, a “Non-Funding Lender”), the Borrower shall be deemed to have requested a Borrowing (a “Supplemental Borrowing”) of Loans to be made under Section 2.01(c) in an aggregate principal amount equal to the lesser of (A) the aggregate principal amount of the Loans so failed to have been made by all the Non-Funding Lenders and (B) the Aggregate Commitments of all Lenders (other than the Non-Funding Lenders) then remaining in effect. The Supplemental Borrowing shall be deemed to be requested to be made on the Funding Date as a Base Rate Loan, and the location and number of the account to which funds are deemed to be requested to be disbursed in respect of the Supplemental Borrowing shall be identical to those specified by the Borrower in the Notice of Borrowing delivered in respect of the initial Borrowing. Promptly after obtaining knowledge thereof, the Administrative Agent shall advise the Borrower and each Lender of any Lender having become a Non-Funding Lender (such notice being referred to as a “Notice of a Non-Funding Lender”) and shall advise each Lender of the amount of such Lender’s Supplemental Loan to be made under Section 2.01(c) as part of the Supplemental Borrowing.

(e) Unless the Administrative Agent shall have received notice from a Lender prior to the date of a Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of Borrowing in accordance with subsection (a) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement and the Borrower shall be relieved of its obligations to repay such amount under this subsection (e). Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(f) If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article 2, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the making of such Loan set forth in Article 3 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall promptly return such funds (in like funds as received from such Lender) to such Lender, without interest.

(g) The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 8.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 8.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 8.04(c); provided, for the avoidance of doubt, that the Lenders shall be required to make a Supplemental Loan pursuant to Section 2.01(c) if any Lender is a Non-Funding Lender.

(h) Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

Section 2.03. Repayment of Loans. (a) The Borrower shall repay the aggregate outstanding principal amount of the 3 Year Loans to the Administrative Agent, for the account of the 3 Year Lenders, on the 3 Year Maturity Date.

(b) The Borrower shall repay to the Administrative Agent, for the account of the 5 Year Lenders, 5 Year Loans (i) in a principal amount equal to 5.0% of the aggregate principal amount of the 5 Year Loans made on the Funding Date on each of the dates that are three, six, nine and twelve months after the third anniversary of the Funding Date and (ii) in a principal amount equal to 12.5% of the aggregate principal amount of the 5 Year Loans made on the Funding Date on each of the dates that are three, six and nine months after the fourth anniversary of the Funding Date. The Borrower shall repay the aggregate outstanding principal amount of the 5 Year Loans to the Administrative Agent, for the account of the 5 Year Lenders, on the 5 Year Maturity Date.

Section 2.04. Termination or Reduction of the Commitments. (a) Unless previously terminated, (i) each Lender’s Commitment shall automatically reduce by the amount of each Loan made by such Lender, such reduction to be effective immediately following the making of such Loan by such Lender, and (ii) each Lender’s Commitments shall terminate on the earlier of (A) the funding of the Loans (including, if applicable, Loans comprising the Supplemental Borrowing) on the Funding Date in accordance with Section 2.01 and (B) 11:59 P.M. on the last day of the Availability Period; provided that the foregoing shall not excuse a Non-Funding Lender or a Defaulting Lender from liability for a failure to fund its Commitment.

(b) The Borrower shall have the right, upon same day notice to the Administrative Agent delivered prior to 11:00 A.M. on any Business Day, to terminate in whole or reduce ratably in part the unused portions of the Commitments of the Lenders. A notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned on the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each partial reduction of the Commitments shall be in the aggregate amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof and, once terminated, a Commitment may not be reinstated. The Administrative Agent will promptly notify the Lenders of any termination or reduction of the Commitments under this Section 2.04. Each voluntary reduction of the Commitments pursuant to this Section 2.04(b) shall be applied ratably to the 3 Year Commitments and the 5 Year Commitments and will be applied pro rata to the outstanding Commitments of each Lender under the applicable Tranche. All fees in respect of the Commitments accrued until the effective date of any termination of the Commitments shall be paid on the effective date of such termination.

Section 2.05. Interest. (a) Scheduled Interest. The Borrower shall pay interest on the unpaid principal amount of each Loan owing to each Lender from the Funding Date until such principal amount of such Loan shall be paid in full, at the following rates per annum:

(i) Base Rate Loans. During such periods as such Loan is a Base Rate Loan, a rate per annum equal at all times to the sum of (x) the Base Rate in effect from time to time for such Loan plus (y) the Applicable Rate in effect from time to time for such Loan, payable, in the case of such Loan, in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Loan shall be Converted or paid in full.

(ii) Eurodollar Rate Loans. During such periods as such Loan is a Eurodollar Rate Loan, a rate per annum equal at all times during each Interest Period for such Loan to the sum of (x) the Eurodollar Rate for such Interest Period for such Loan plus (y) the Applicable Rate in effect from time to time for such Loan, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Loan shall be Converted or paid in full.

(b) Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 6.01(a), the Borrower shall pay interest on the overdue amount of principal, interest, fees or other amounts, as the case may be, at a rate per annum which is (x) in the case of overdue principal, the rate that would be otherwise applicable thereto pursuant to clause (a)(i) or (a)(ii) of this Section 2.05 plus 2%, (y) in the case of overdue interest, the rate that would be otherwise applicable to the principal of the related Loan pursuant to clause (a)(i) or (a)(ii) of this Section 2.05 (and not pursuant to subclause (x) of this clause (b)) plus 2% and (z) in the case of fees and other amounts, the rate described in clause (a)(i) of this Section 2.05 plus 2%.

Section 2.06. Interest Rate Determination. (a) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.05(a)(i) or (ii).

(b) If, with respect to any Eurodollar Rate Loans, (i) the Required Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Loans will not adequately reflect the cost to such Required Lenders of making, funding or maintaining their respective Eurodollar Rate Loans for such Interest Period, or (ii) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for the applicable Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders. Thereafter, (A) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan, and (B) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

(c) If the Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Loans in accordance with the provisions contained in the definition of “Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Borrower and the Lenders and such Loans will automatically, on the last day of the then existing Interest Period therefor, Convert into (or continue as) Eurodollar Rate Loans with an Interest Period of one month (subject to the provisions set forth in the definition of “Interest Period”).

(d) On the date on which the aggregate unpaid principal amount of Eurodollar Rate Loans comprising any Borrowing or Set shall be reduced, by payment or prepayment or otherwise, to less than $25,000,000, such Loans shall automatically Convert into Base Rate Loans.

(e) Upon the occurrence and during the continuance of any Event of Default under Section 6.01(a), (i) each Eurodollar Rate Loan will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make, or to Convert Loans into, Eurodollar Rate Loans shall be suspended.

Section 2.07. Optional Conversion of Loans. The Borrower may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Sections 2.06 and 2.10, Convert Loans of one Type into Loans of the other Type; provided, however, that any Conversion of Eurodollar Rate Loans into Base Rate Loans shall be made only on the last day of an Interest Period for such Eurodollar Rate Loans and any Conversion of Base Rate Loans into Eurodollar Rate Loans shall be in an amount not less than $25,000,000. Each such notice of a Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Loans to be Converted and (iii) if such Conversion is into Eurodollar Rate Loans, the duration of the initial Interest Period for each such Loan or portion thereof. Each notice of Conversion shall be irrevocable and binding on the Borrower.

Section 2.08. Optional Prepayments of Loans. (a) The Borrower may prepay the outstanding principal amount of the Loans, in whole or in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of $25,000,000 or an integral multiple of $1,000,000 in excess thereof. Each optional prepayment made pursuant to this Section 2.08(a) shall be applied to the Tranche of Loans directed by the Borrower and will be applied pro rata to the outstanding Loans under the applicable Tranche. Prepayments of the 5 Year Loans pursuant to this Section 2.08(a) shall be applied to the principal repayment installments thereof as directed by the Borrower.

(b) [Reserved.]

(c) Notices. Voluntary prepayments pursuant to Section 2.08(a) shall be made upon notice to the Administrative Agent not later than 11:00 A.M. on any Business Day for Base Rate Loans, and upon at least three Business Days’ notice for Eurodollar Rate Loans, stating the Tranche of Loans to be prepaid and the proposed date and aggregate principal amount of the applicable prepayment. Upon receipt of a notice of prepayment pursuant to this clause (c), the Administrative Agent shall promptly notify each Lender of the contents thereof and of such Lender’s ratable share of such prepayment and such notice shall not thereafter be revocable.

(d) Other Amounts. All prepayments pursuant to this Section 2.08 shall be accompanied by interest on the principal amount prepaid, accrued to the date of such prepayment. In the event of any prepayment of Eurodollar Rate Loans pursuant to this Section 2.08, the Borrower shall be obligated to reimburse the Lenders in respect thereof pursuant to Section 8.04(d).

Section 2.09. Increased Costs. (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any written guideline or request from any central bank or other governmental authority each of which is effective after the date hereof (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining

Eurodollar Rate Loans (excluding for purposes of this Section 2.09 any such increased costs resulting from (i) Indemnified Taxes, Other Taxes and Excluded Taxes (as to which Section 2.12 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost (whether or not such increased costs arise prior to the receipt of written notification from such central bank or other governmental authority), provided that the Borrower shall not be required to pay any such increased costs to the extent such increased costs accrued prior to the date that is six months prior to such notice, and provided further that, if such change, event or circumstance giving rise to such increased costs has a retroactive effect, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent error in the calculation of such amount.

(b) If any Lender determines that compliance with any law or regulation or any written guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by or liquidity requirement applicable to such Lender or any corporation controlling such Lender and that the amount of such capital or liquidity requirements is increased by or based upon the existence of such Lender’s Commitments hereunder, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation (whether or not such amounts arise prior to the receipt of written notification from such central bank or other governmental authority) in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity requirements to be allocable to the existence of such Lender’s Commitments hereunder, provided that the Borrower shall not be required to compensate such Lender to the extent such amounts arose prior to the date that is six months prior to such notice, and provided further that, if such change, event or circumstance giving rise to such increased costs has a retroactive effect, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent error in the calculation of such amounts.

(c) Any Lender claiming any additional amounts payable pursuant to this Section 2.09 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize such additional amounts and to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise notably disadvantageous to such Lender. The Borrower shall reimburse such Lender for such Lender’s reasonable expenses incurred in connection with such change or in considering such a change in an amount not to exceed the Borrower’s pro rata share of such expenses based on such Lender’s Loans to the Borrower and the total loans of such Lender to its similarly situated customers.

(d) For purposes of this Section 2.09, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, interpretations recommendations and directives promulgated thereunder, issued in connection therewith or in implementation thereof (whether or not having the force of law) and (ii) all requests, rules, regulations, guidelines, interpretations, recommendations or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities (whether or not having the force of law), in each case, pursuant to Basel III, shall in each case be deemed introduced or adopted after the date hereof regardless of the date enacted, adopted, issued, promulgated or implemented. For the avoidance of doubt, the Bank for International Settlements and the Basel Committee on Banking Supervision each constitute a “governmental authority” for purposes of this Section 2.09.

Section 2.10. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority having relevant jurisdiction asserts that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Loans or to fund or maintain Eurodollar Rate Loans hereunder, (i) each Eurodollar Rate Loan, will automatically, upon such demand, Convert into a Base Rate Loan and (ii) the obligation of the Lenders to make Eurodollar Rate Loans or to Convert Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

Section 2.11. Payments and Computations. (a) The Borrower shall make each payment hereunder and under the Notes, if any, not later than 2:00 P.M. on the day when due, in US Dollars, to the Administrative Agent at the Administrative Agent’s Account in same day funds, without set off, counterclaim or deduction. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest ratably (other than amounts payable pursuant to Section 2.09, 2.12 or 8.04(d)) to the Lenders of the applicable Tranche for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 8.07(d), from and after the effective date specified in such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the Notes, if any, in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves. All payments received by the Administrative Agent after 2:00 P.M. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b) All computations of interest based on the Base Rate at times when the Base Rate is based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or the Base Rate at times when the Base Rate is not based on the Prime Rate and of fees shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent error in the calculation of such interest rate or fee.

(c) Whenever any payment hereunder or under the Notes, if any, shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Loans to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent each Lender of the applicable Tranche severally agrees to repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Section 2.12. Taxes. (a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of the Borrower hereunder or under the Notes shall to the extent permitted by applicable laws be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable laws require the Withholding Agent to withhold or deduct any Tax, such Tax shall be withheld or deducted in accordance with such laws as determined by the Withholding Agent upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.

(ii) If the Withholding Agent shall be required by applicable law to withhold or deduct any Taxes from any payment, then (A) the Withholding Agent shall withhold or make such deductions as are determined by the Withholding Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) the Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or deductions (including those applicable to additional sums payable under this Section 2.12) the Administrative Agent or any Lender receives an amount equal to the sum it would have received had no such withholding or deduction been made.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable laws.

(c) Indemnification.

(i) Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify the Administrative Agent and each Lender and shall make payment in respect thereof within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Tax or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.12) withheld or deducted by the Withholding Agent or paid by the Administrative Agent or such Lender, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto.

(ii) Each Lender shall severally indemnify, within 30 days after demand therefor, (A) the Administrative Agent for any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (B) the Withholding Agent for any Taxes attributable to such Lender’s failure to comply with the provisions of Section 8.07(e) relating to the maintenance of a Participant Register and (C) the Withholding Agent for any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Withholding Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent or the Withholding Agent, as applicable, shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent and the Withholding Agent, as applicable, to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (c)(ii).

(d) Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or the Administrative Agent to a Governmental Authority as provided in this Section 2.12, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by law to report such payment, or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders; Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at the time or times prescribed by applicable laws or when reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether payments made hereunder or under any of the Notes are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of all payments to be made to such Lender by the Borrower pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.

(ii) Without limiting the generality of the foregoing, any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (or, if such Lender is disregarded as an entity separate from its owner for U.S. Federal income tax purposes, the Person treated as its owner for U.S. Federal income tax purposes) shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent) executed originals of Internal Revenue Service Form W-9 (or successor thereto) or such other documentation or information prescribed by applicable laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements.

(iii) Without limiting the generality of the foregoing, each Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal income tax purposes, the Person treated as its owner for U.S. Federal income tax purposes) that is entitled under the Internal Revenue Code or any applicable treaty to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) executed originals of Internal Revenue Service Form W-8BEN (or successor thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(B) executed originals of Internal Revenue Service Form W-8ECI (or successor thereto),

(C) executed originals of Internal Revenue Service Form W-8IMY (or successor thereto) and all required supporting documentation including, Internal Revenue Service Form W-8ECI, IRS Form W-8BEN, a certificate substantially in the form of Exhibit D-2 or Exhibit D-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a certificate substantially in the form of Exhibit D-4,

(D) in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal income tax purposes, the Person treated as its owner for U.S. Federal income tax purposes) claiming the benefits of the exemption for portfolio interest under section 881(c) of the Internal Revenue Code: (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender (or such other Person) is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Internal Revenue Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Internal Revenue Code; and (y) executed originals of Internal Revenue Service Form W-8BEN (or successor thereto), or

(E) executed originals of any other form prescribed by applicable laws as a basis for claiming exemption from or a reduction in U.S. federal withholding tax together with such supplementary documentation as may be prescribed by applicable laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iv) Without limiting the generality of the foregoing, if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), each Lender shall deliver to the Administrative Agent and the Borrower, and the Administrative Agent shall deliver to the Borrower, such documentation reasonably requested by the Administrative Agent and the Borrower, as applicable, sufficient for the Administrative Agent and the Borrower to comply with their respective obligations under FATCA and to determine whether payments to such Lender or Administrative Agent are subject to withholding tax under FATCA. Solely for purposes of this sub-clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(v) Each Lender shall promptly notify the Borrower and the Administrative Agent in writing of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(f) Treatment of Certain Refunds. Unless required by applicable laws, at no time shall the Borrower have any obligation to file for or otherwise pursue on behalf of a Lender or the Administrative Agent, or have any obligation to pay to any Lender or the Administrative Agent, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or Administrative Agent, as the case may be. If any party determines, in its reasonable discretion, that it has received a refund of any Taxes for which it has been indemnified under this Section 2.12, it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, under this Section 2.12 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) incurred by such indemnified party; provided that the indemnifying party, upon the request of the indemnified party, agrees to repay to such indemnified party the amount paid over to the indemnifying party, in the event such indemnified party is required to repay such refund to such Governmental Authority.

(g) Reduction of Additional Amounts. The Administrative Agent and any Lender, as applicable, shall use reasonable efforts to take such steps (including changing the jurisdiction of its Applicable Lending Office) as would not be notably disadvantageous to it to avoid or minimize any indemnity payments or additional amounts payable by the Borrower pursuant to this Section 2.12. The Borrower shall reimburse the Administrative Agent and such Lender for reasonable expenses incurred in connection with such steps, in the case of a Lender, in an amount not to exceed the Borrower’s pro rata share of such expenses based on such Lender’s Loans to the Borrower and the total loans of such Lender to its similarly situated customers.

Section 2.13. Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set off, or otherwise) on account of the Loans owing to it (other than pursuant to Section 2.09, 2.12, 8.01(b), 8.04(d) or 8.07) in excess of its ratable share of payments on account of the Loans of the applicable Tranche as contemplated hereunder, such Lender shall forthwith notify the Administrative Agent of such fact and purchase from the other Lenders of the applicable Tranche such participations in the Loans owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender by delivering payment pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.14. Evidence of Debt. (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Loans. The Borrower agrees that upon notice by any Lender to the Borrower (with a copy of such notice to the Administrative Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Loans owing to such Lender, the Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the outstanding Loans of such Lender.

(b) The Register maintained by the Administrative Agent pursuant to Section 8.07(d) shall include (i) the date and amount of each Borrowing, the Type and Tranche of Loans comprising each Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iv) the amount of any sum received by the Administrative Agent from the Borrower hereunder and each Lender’s share thereof.

(c) Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrower under this Agreement.

Section 2.15. Fees. (a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender (other than any Defaulting Lender or Non-Funding Lender) a commitment fee on the daily actual unused amount of the Commitment of such Lender, for each day during the period from and including the Effective Date to and including the date on which the Commitments are terminated pursuant to Section 2.04, at a rate equal to 0.10% per annum. The commitment fee shall accrue at all times during such period, including at any time during which one or more of the conditions in Article 3 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Effective Date, and on the date on which the Commitments are terminated pursuant to Section 2.04. Such fees shall be fully earned upon becoming due and payable and shall not be refundable for any reason whatsoever.

(b) Other Fees. The Borrower shall timely pay such fees as separately agreed in the Fee Letters.

ARTICLE 3

CONDITIONS TO EFFECTIVENESS AND LENDING

Section 3.01. Effective Date. The Lenders’ Commitments shall not become effective hereunder unless each of the following conditions is satisfied (or waived in accordance with Section 8.01):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) customary written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Borrower shall have paid all fees and reasonable out-of-pocket expenses of the Administrative Agent, the Joint Lead Arrangers and the Lenders that are due and payable on the Effective Date, including the invoiced fees and expenses of counsel to the Administrative Agent, for which invoices have been presented to the Borrower at least three Business Days prior to the Effective Date.

(c) The Administrative Agent (or its counsel) shall have received on or before the Effective Date each of the following:

(i) copies of the certificate of incorporation of the Borrower, together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation;

(ii) copies, certified by the Secretary or Assistant Secretary of the Borrower, of its by-laws and of its Board of Directors’ resolutions authorizing the borrowing by the Borrower hereunder, the Transactions and the payment of related fees and expenses and the execution of the Loan Documents to which it is a party;

(iii) an incumbency certificate, executed by the Secretary or Assistant Secretary of the Borrower, which shall identify by name and title and bear the signatures of any of the Authorized Officers and any other officers or employees of the Borrower authorized to sign the Loan Documents to which it is a party and to request Loans hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower;

(iv) a favorable written opinion of the General Counsel of the Borrower in form reasonably satisfactory to the Administrative Agent;

(v) a certificate from an Authorized Officer of the Borrower confirming that this Agreement is a “Qualifying Term Loan Facility” for purposes of the Bridge Loan Agreement; and

(vi) a copy of the certificate delivered to JPMCB, as administrative agent under the Bridge Loan Agreement, pursuant to the third sentence of Section 2.08(c) thereof.

(d) The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act, as reasonably requested by the Administrative Agent in writing at least five days prior to the Effective Date.

Section 3.02. Funding Date. Each Lender’s obligations to make any Loan hereunder is subject to the satisfaction (or waiver in accordance with Section 8.01) of the following conditions on or after the Effective Date:

(a) The Share Acquisition shall have been (or, substantially contemporaneously with the borrowing of the Loans, shall be) consummated pursuant to the Transaction Agreement without giving effect to any consents, amendments or waivers by the Borrower thereto that in each case are materially adverse to the Lenders or the Joint Lead Arrangers (each, a “Materially Adverse Modification”), unless each of the Joint Lead Arrangers shall have provided consent thereto (such consent not to be unreasonably withheld, conditioned or delayed) (it being understood that (i) any reallocation of the acquisition consideration pursuant to the terms of the Transaction Agreement as in effect on the Effective Date shall not be a consent, amendment or waiver requiring the consent of the Joint Lead Arrangers and (ii) neither of (A) any increase in the Cash Consideration or the Base Verizon Share Amount composed of, or financed with the proceeds of the issuance of, equity of the Borrower or (B) any decrease of less than 15% of the sum of the Cash Consideration plus the Base Verizon Share Amount plus the Omnitel Consideration Amount or the aggregate principal amount of the Omnitel Note, as applicable, plus the aggregate principal amount of the Verizon Notes as contemplated on the Effective Date shall be materially adverse to the Lenders or the Joint Lead Arrangers); provided that, in the case of a Vodafone Scheme (as defined in the Transaction Agreement), if the conditions precedent to the Share Acquisition specified in Article 7 of the Transaction Agreement, other than the Post-Sanction Conditions (as defined in the Transaction Agreement), have been satisfied or waived (without any Materially Adverse Modification) and the Borrower delivers a notice in writing to the Administrative Agent confirming satisfaction or waiver (without any Materially Adverse Modification) of such conditions, then the condition precedent in this clause (a) shall be deemed to have been satisfied subject to the satisfaction of the Post-Sanction Conditions (without any Materially Adverse Modification) within two Business Days following delivery of such notice.

(b) The Borrower shall have paid all fees and reasonable out-of-pocket expenses of the Administrative Agent, the Joint Lead Arrangers and the Lenders that are due and payable on the Funding Date (including the invoiced fees and expenses of counsel to the Administrative Agent) for which invoices have been presented to the Borrower at least three Business Days prior to the Funding Date.

(c) The Administrative Agent (or its counsel) shall have received each Note requested by any Lender pursuant to Section 2.14, which request was made in writing at least five Business Days prior to the Funding Date.

(d) (i) the Transaction Representations shall be true and correct as of (x) if the Transactions are to be consummated pursuant to the Vodafone Scheme (as defined in the Transaction Agreement), on the Sanction Date (as defined in the Transaction Agreement) and (y) otherwise, on the date of the borrowing of the Loans, and (ii) the Specified Representations shall be true and correct in all material respects (and, in the case of any Specified Representation qualified as to “materiality” or by “Material Adverse Effect” or similar standard, in all respects) as at the time of the borrowing of the Loans.

(e) The absence of, at the time of borrowing of the Loans, any Event of Default described in Sections 6.01(a), 6.01(c)(i) (solely with respect to a breach of Section 5.02(a) and 5.02(b)), 6.01(d) (solely with respect to the acceleration of indebtedness for borrowed money of the Borrower aggregating to at least the Requisite Amount) or 6.01(e).

(f) The Administrative Agent shall have received (i) a certificate in form attached as Exhibit F hereto, dated as of the Funding Date, from an Authorized Officer or the Secretary or Assistant Secretary of the Borrower that each of the conditions set forth in Sections 3.02(a), (d) (with respect to clause (i), to the knowledge of such Authorized Officer, Secretary or Assistant Secretary based solely on his or her review of the certificate delivered by Vodafone under Section 7.3(c) of the Transaction Agreement) and (e) have been satisfied and (ii) a Notice of Borrowing in accordance with Section 2.02.

Section 3.03. Determinations Under Sections 3.01 and 3.02. For purposes of determining compliance with the conditions specified in Sections 3.01 and 3.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to, with respect to conditions specified in Section 3.01, the Effective Date, and with respect to conditions specified in Section 3.02, the Funding Date, specifying its objection thereto. The Administrative Agent (or its counsel) shall promptly notify the Lenders and the Borrower in writing of the occurrence of each of the Effective Date and the Funding Date and each such notification shall be conclusive and binding.

Section 3.04. Actions During the Availability Period. During the Availability Period and notwithstanding anything set forth in this Agreement or otherwise to the contrary (including whether any condition to the occurrence of the Effective Date may subsequently be determined not to have been satisfied or that any representation given as a condition thereof or otherwise was incorrect or any failure by the Borrower to comply with the covenants in Sections 5.01 and 5.02 prior to the funding of the Loans on the Funding Date), except as set forth in Section 3.02, neither the Administrative Agent nor any Lender or any other person shall be entitled to:

(a) cancel any of its Commitments (except as set forth in Section 2.04) to the extent to do so would prevent, limit or delay the making of a Loan;

(b) rescind, terminate or cancel this Agreement or any of its Commitments hereunder or exercise any right or remedy or make or enforce any claim under the Loan Documents or otherwise it may have to the extent to do so would prevent, limit or delay the making of its Loan;

(c) refuse to participate in making its Loan; or

(d) exercise any right of set off or counterclaim in respect of its Loan to the extent to do so would prevent, limit or delay the making of its Loan.

Notwithstanding anything set forth in this Agreement to the contrary, without limiting the provisions of Section 3.02, any failure by the Borrower to comply with Section 5.01 or 5.02 prior to the funding of the Loans on the Funding Date shall not constitute a breach of this Agreement, and the Administrative Agent and the Lenders shall have no rights or remedies with respect thereto; provided, that after the funding of the Loans on the Funding Date, the Lenders shall have all rights and remedies pursuant to Section 6.01 with respect to any such non-compliance notwithstanding that they were not available during the Availability Period as a result of this Section 3.04.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower. The Borrower represents and warrants on the Effective Date (and, solely with respect to the Specified Representations on the Funding Date):

(a) The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

(b) The execution, delivery and performance by the Borrower of this Agreement and the Notes, if any, and the consummation of the transactions contemplated hereby and thereby, are within the Borrower’s organizational powers, have been duly authorized by all necessary organizational action, and do not contravene (i) the Borrower’s charter or by-laws (or other equivalent organizational documents) or (ii) except where such contravention would not reasonably be expected to have a Material Adverse Effect, any law or contractual restriction binding on or affecting the Borrower.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Agreement or the Notes, if any, except as would not reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the Notes, if any, or the material rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

(d) This Agreement has been, and each of the Notes, if any, when delivered hereunder will have been, duly executed and delivered by the Borrower. Assuming that this Agreement has been duly executed by the Administrative Agent and each of the Lenders, this Agreement is, and each of the Notes when delivered hereunder will be, the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with their respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

(e) The Consolidated balance sheet of the Borrower as at December 31, 2012 and the related Consolidated statements of income and cash flows of the Borrower for the fiscal year then ended, which have been made publicly available on the SEC’s EDGAR system website, fairly present, in all material respects, the Consolidated financial condition of the Borrower as at such date and the Consolidated results of the operations of the Borrower for the period ended on such date, all in accordance with GAAP.

(f) There is no pending or (to the knowledge of the Borrower) threatened action, investigation or proceeding, including, without limitation, any Environmental Action, affecting the Borrower or any of its Subsidiaries which has not been disclosed in the Borrower’s most recent Annual Report on Form 10-K or subsequent Quarterly Reports on Form 10-Q filed with the SEC on or prior to the date hereof before any court, governmental agency or arbitrator that is initiated by any Person other than a Lender in its capacity as a Lender (i) that is reasonably likely to have a Material Adverse Effect or (ii) that purports to affect the legality, validity or enforceability of any Loan Document and as to which there is a reasonable possibility of an adverse decision.

(g) Since December 31, 2012, there has been no Material Adverse Change.

(h) The Borrower is not an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

(i) No part of the proceeds of any Loans will be used by the Borrower in any manner that would result in a violation of Regulation U or X, issued by the Board of Governors of the Federal Reserve System.

(j) Set forth on Schedule 4.01(j) hereof is a list of Subsidiaries of the Borrower that, for the most recent fiscal quarter of the Borrower, in the aggregate, together with the Borrower, accounted for not less than 65% of total revenues and sales as shown on the Consolidated financial statements of the Borrower for such fiscal quarter.

(k) None of the Borrower, any of its Restricted Subsidiaries, or any of the Borrower’s directors or officers, nor, to the knowledge of the Borrower, any directors or officers of any of the Borrower’s Restricted Subsidiaries, is the subject of sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) (including by being listed on the list of Specially Designated Nationals and Blocked Persons issued by OFAC) or the U.S. Department of State (collectively, “Sanctions”). None of the Borrower nor its Restricted Subsidiaries is located, organized or resident in a country or territory that is the subject of Sanctions. No part of the proceeds of the Loans shall be used by the Borrower in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Borrower and each of its Restricted Subsidiaries is in compliance, in all material respects, with the Act.

ARTICLE 5

COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants. So long as any Loan shall remain unpaid or any Lender shall have any Commitment hereunder, the Borrower will:

(a) Compliance with Laws, Etc. Comply, and cause each of the Restricted Subsidiaries to comply, in all material respects, with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and Environmental Laws, except where the failure to so comply would not have a Material Adverse Effect.

(b) Payment of Taxes, Etc. Pay and discharge, and cause each of the Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, all taxes, assessments and governmental charges or levies imposed upon it or upon its property; provided, however, that the Borrower and the Restricted Subsidiaries shall not be required to pay or discharge any such tax, assessment, charge or levy (i) that is being contested in good faith by appropriate proceedings and with respect to which appropriate reserves have been set aside or (ii) where failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(c) Maintenance of Insurance. Maintain, and cause each of the Restricted Subsidiaries to maintain, insurance with reputable insurance companies or associations in such amounts and covering such risks as is (i) consistent with the Borrower’s past practice or (ii) usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower or such Restricted Subsidiary operates; provided, however, that each of the Borrower and the Restricted Subsidiaries may self-insure to the extent consistent with prudent business practice.

(d) Preservation of Existence, Etc. Preserve and maintain, and cause each of the Restricted Subsidiaries to preserve and maintain, its existence, rights and franchises; provided, however, that the Borrower and the Restricted Subsidiaries may consummate any transaction not prohibited by Section 5.02(b) and provided further that (i) none of the Borrower or any of the Restricted Subsidiaries shall be required to preserve any right or franchise and (ii) any Restricted Subsidiary shall not be required to preserve any existence, in either case, if (x) immediately after giving effect thereto the representation in Section 4.01(j) would be true and (y) the management of the Borrower or of such Restricted Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Restricted Subsidiary, as the case may be.

(e) Visitation Rights. Subject to applicable law and third party confidentiality agreements entered into by the Borrower or any Restricted Subsidiary, during normal business hours and upon not less than five days’ notice, permit the Administrative Agent (and during the continuance of a Default, one or more Lenders) or agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of (excluding any confidential information), and visit the properties of, the Borrower and any of the Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Borrower and any of the Restricted Subsidiaries with the appropriate representatives of the Borrower and together with, subject to the Borrower’s prior written consent (such consent not to be unreasonably withheld or delayed), the appropriate representatives of the Borrower’s independent certified public accountants; provided that the Administrative Agent and the Lenders may make copies of and abstracts from the records and books of account only at times when a Default has occurred and is continuing; provided further that so long as no Default or Event of Default is continuing, the number of inspections that may be conducted in any fiscal year shall not exceed one.

(f) Keeping of Books. Keep, and cause each of the Restricted Subsidiaries to keep, in all material respects, proper books of record and account, in which entries shall be made of all financial transactions and the assets and business of the Borrower and each such Restricted Subsidiary sufficient to permit the preparation of financial statements in accordance with GAAP.

(g) Maintenance of Properties, Etc. Maintain and preserve, and cause each of the Restricted Subsidiaries to maintain and preserve, its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so would not result in a Material Adverse Effect.

(h) Transactions with Affiliates. Conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of its Affiliates (other than the Borrower or any Subsidiary) on terms that are no less favorable to the Borrower or such Restricted Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate, or if no comparable arm’s length transaction exists, on terms that are fair and reasonable as determined by the management of the Borrower, except in each case where the failure to do so, in the aggregate, would not have a Material Adverse Effect.

(i) Reporting Requirements. Furnish to the Administrative Agent to make available (and the Administrative Agent agrees to make available and so deliver copies thereof) to each Lender (it being understood that each such deliverable shall be subject to the confidentiality provisions of Section 8.13 hereof):

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Borrower, the Consolidated unaudited balance sheet of the Borrower as of the end of such quarter and the Consolidated statements of income and cash flows of the Borrower for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer or controller of the Borrower as having been prepared in accordance with GAAP;

(ii) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a copy of the annual audit report for such year for the Borrower, containing the Consolidated balance sheet of the Borrower as of the end of such fiscal year and the Consolidated statements of income and cash flows of the Borrower for such fiscal year, in each case accompanied by the opinion(s) of one or more firms of independent certified public accountants of nationally recognized standing;

(iii) as soon as possible and in any event within five Business Days after the occurrence of each Default continuing on the date of such statement, a statement of the Chief Financial Officer, Treasurer or Controller of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(iv) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Borrower sends to any of its securityholders, and copies of all reports on Form 8-K that the Borrower files with the SEC (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the SEC);

(v) prompt notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Borrower or any of its Restricted Subsidiaries of the type described in Section 4.01(f);

(vi) reasonably promptly after the request by any Lender, all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Act, as reasonably requested by such Lender in writing;

(vii) together with the financial statements required under Section 5.01(i)(i) and (ii) during the period when the financial covenant set forth in Section 5.02(d) is in effect, a compliance certificate in substantially the form of Exhibit E signed by the Chief Financial Officer, Treasurer or Controller of the Borrower showing the calculations necessary to determine compliance with the financial covenant set forth in Section 5.02(d); and

(viii) such other information respecting the Borrower or any of the Restricted Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

Reports required to be delivered pursuant to clauses (i), (ii) and (iv) above for the Borrower shall be deemed to have been delivered on the date on which the Borrower posts such reports on any of www.sec.gov or www.verizon.com or on Intralinks (or another similar website for purposes of posting information to the Lenders to which the Administrative Agent and the Lenders have access) and such posting shall be deemed to satisfy the reporting requirements of clauses (i), (ii) and (iv) above.

(j) Use of Proceeds. Use the proceeds of the Loans to finance, in part, the Transactions and to pay related transaction costs.

Section 5.02. Negative Covenants. So long as any Loan shall remain outstanding or any Lender shall have any Commitment hereunder the Borrower will not:

(a) Liens, Etc. Create any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or on any of the income or profits therefrom unless it shall have made effective provision whereby the Loans shall be secured by such Lien equally and ratably with (or prior to) any and all obligations and Debt so secured so long as such obligations and Debt are so secured, provided that nothing in this Section 5.02 shall be construed to prevent or restrict the following:

(i) Permitted Liens,

(ii) purchase money Liens upon or in any real property or equipment acquired or held by the Borrower in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition or conditional sales or other similar title retention agreements with respect to property hereafter acquired or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced,

(iii) the Liens existing on the Effective Date,

(iv) Liens on property of a Person existing at the time such Person is merged into, consolidated with or acquired by the Borrower, provided that (A) to the extent such Liens were created at a time when such Person was a Subsidiary or an Affiliate of the Borrower, such Liens attach solely to the properties or assets subject to such Liens immediately prior to such merger, consolidation or acquisition, (B) any such Liens that were created during the period immediately prior to such merger, consolidation or acquisition were created in the ordinary course of business of such Person and (C) the Debt secured by such Liens does not exceed the fair market value of the assets (including intangible assets) of such Person so merged into, consolidated with or acquired by the Borrower,

(v) Liens to secure Debt issued by the Borrower in connection with a consolidation or merger of the Borrower with or into any of its Affiliates in exchange for or otherwise in substitution for long-term senior secured Debt of such Affiliate (without increase in the amount or extension of the final maturity date of the Debt of such Affiliate),

(vi) the replacement, extension or renewal of any Lien permitted by clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or extension of the final maturity date) of the Debt secured thereby, and

(vii) other Liens securing Debt or other obligations in an aggregate principal amount not to exceed at any time outstanding $400,000,000 (it being understood that any increase in the amount of Debt secured by such Liens shall be deemed to be the creation of a Lien for the purpose of this Section 5.02(a)).

(b) Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of the Restricted Subsidiaries to do so, except that (i) any Restricted Subsidiary may merge or consolidate with or into, or dispose of assets to, any other Restricted Subsidiary or any subsidiary that becomes a Restricted Subsidiary immediately following such merger, consolidation or acquisition of assets, (ii) any Restricted Subsidiary may merge into or dispose of assets to the Borrower, (iii) the Restricted Subsidiaries may merge into, consolidate with or dispose of assets to Persons other than the Borrower and the Restricted Subsidiaries so long as, after giving effect to such transaction, the Borrower and the Restricted Subsidiaries, taken as a whole, have not disposed of all or substantially all of their assets and (iv) the Borrower may merge with any of the Restricted Subsidiaries so long as the surviving Person assumes all obligations of the Borrower hereunder and under the Notes, the documentation evidencing such assumption of obligations is reasonably satisfactory to the Required Lenders and such surviving Person has a Rating from at least one of Moody’s or S&P of better than or equal to Baa2 and BBB, respectively, or if no Rating is available for such surviving Person, then such surviving Person has a Commercial Paper Rating from at least one of Moody’s or S&P of better than or equal to P-2 or A-2, respectively, provided that, in the case of the foregoing clause (iv), no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom.

(c) Accounting Changes. Make or permit, or permit any of the Restricted Subsidiaries to make or permit, any change in accounting policies or reporting practices, except (i) as required or permitted by GAAP, (ii) to implement IFRS pursuant to Section 1.03(b) or (iii) where the effect of such change, together with all other changes in accounting policies or reporting practices made pursuant to this clause (iii) since the Effective Date, is immaterial to the Borrower and its Subsidiaries taken as a whole.

(d) Leverage Ratio. After the funding of the Loans on the Funding Date until the first date following the Funding Date on which the Borrower has a Rating from Moody’s and S&P of better than or equal to A3 and A-, respectively, (giving effect to the Transactions) permit the Leverage Ratio on the last day of any fiscal quarter for which financial statements are delivered pursuant to Sections 5.01(i)(i) and (ii) to exceed 3.50:1.00.

ARTICLE 6

EVENTS OF DEFAULT

Section 6.01. Events of Default. If any of the following events (“Event of Default”) shall occur at any time on or after the Effective Date and be continuing after the funding of the Loans on the Funding Date:

(a) The Borrower shall fail to pay (i) any principal of any Loan when the same becomes due and payable; or (ii) any interest on any Loan within three Business Days after the same becomes due and payable or (iii) any fees or other amounts payable under this Agreement or any Note after the same become due and payable and such failure in the case of clause (iii) shall continue for three Business Days after the receipt by the Borrower of written notice from the Administrative Agent of such amount being due, together with a statement in reasonable detail of the calculation thereof; or

(b) Any representation or warranty made or deemed made by the Borrower herein or in any certificate required to be delivered hereunder shall prove to have been incorrect in any material respect when made or deemed made; or

(c) (i) The Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(d) (with respect to the Borrower), Section 5.01(i)(iii) or Sections 5.02(a), (b) or (d), (ii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in Section 5.01(h) or Section 5.02(c) required to be performed or observed by it and such failure shall remain unremedied for five Business Days or (iii) the Borrower shall fail to perform or observe any other term, covenant or agreement contained in this Agreement required to be performed or observed by it and such failure shall remain unremedied for 30 days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(d) The Borrower or any of the Restricted Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount of at least $400,000,000 in the aggregate (but excluding Debt outstanding hereunder) of the Borrower or such Restricted Subsidiary, as the case may be (the “Requisite Amount”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the later of five Business Days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt aggregating the Requisite Amount shall be declared due and payable or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt aggregating the Requisite Amount and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate the maturity of such Debt and such Debt shall not have been discharged or such event or condition shall continue to exist; or any such Debt aggregating the Requisite Amount shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, in each case prior to the stated maturity thereof where the cause of such prepayment, redemption, purchase or defeasance is the occurrence of an event or condition that is premised on a material adverse deterioration of the financial condition or results of operations of the Borrower or such Restricted Subsidiary, provided that with respect to Debt aggregating the Requisite Amount of the types described in clauses (h) or (i) of the definition of “Debt” and to the extent such Debt relates to the obligations of any Person other than a Restricted Subsidiary, no Event of Default shall occur so long as the payment of such Debt is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained; or

(e) The Borrower or any of the Restricted Subsidiaries shall (i) generally not pay its respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Borrower or any of the Restricted Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or (ii) the Borrower or any of the Restricted Subsidiaries shall take any corporate (or other organizational) action to authorize any of the actions set forth in this subsection (e) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors; or

(f) Any final judgment or order for the payment of money in excess of $400,000,000 shall have been rendered against the Borrower or any of the Restricted Subsidiaries and enforcement proceedings shall have been commenced by any creditor upon such judgment or order and there shall be a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not have been in effect and such judgment or order is not satisfied, vacated or discharged; provided, however, that any such judgment or order shall not be an Event of Default under this subsection (f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer or insurers covering payment thereof, (ii) such insurer or reinsurer shall be rated, or, if more than one insurer or reinsurer, at least 90% of such insurers or reinsurers as measured by the amount of risk insured shall be rated, at least “A-” by A.M. Best Company or its successor or its successors and (iii) such insurer(s) or reinsurer(s) has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order (but any amount of such claim not disputed shall not count towards the determination of an Event of Default under this subsection (f)); or

(g) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Borrower (or other securities convertible into such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Borrower or (ii) during any period of up to 11 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 11-month period were directors of the Borrower, together with individuals nominated or appointed to the board of directors of the Borrower by a majority of the directors then still in office who were either directors at the beginning of such 11-month period or whose nomination or appointment was previously so approved, shall cease for any reason (other than solely as a result of (A) death or disability or (B) voluntary retirement or resignation of any individual in the ordinary course and not for reasons related to an actual or proposed change of control of the Borrower) to constitute a majority of the board of directors of the Borrower; or

(h) The Borrower or its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event with respect to the Borrower, (ii) the partial or complete withdrawal of the Borrower or its ERISA Affiliates from a Multiemployer Plan, or (iii) the reorganization or termination of a Multiemployer Plan;

then, and in any such event, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable under this Agreement by the Borrower to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable by the Borrower, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of an actual entry of an order for relief with respect to the Borrower under the Federal Bankruptcy Code, the Commitments shall automatically terminate and the Loans, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE 7

THE ADMINISTRATIVE AGENT

Section 7.01. Appointment and Authority. Each of the Lenders hereby irrevocably appoints JPMCB to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as otherwise expressly set forth herein, the provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

Section 7.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 7.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 6.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article 3 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 7.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 7.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 7.06. Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), to appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $5,000,000,000. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Administrative Agent may, on behalf of the Lenders with the consent of the Borrower so long as no Default has occurred and is continuing (such consent not to be unreasonably withheld or delayed), appoint a successor Administrative Agent meeting the qualifications set forth above.

In addition and without any obligation on the part of the retiring Administrative Agent to appoint, on behalf of the Lenders, a successor Administrative Agent, the retiring Administrative Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrower and the Lenders that no qualifying Person has accepted appointment as successor Administrative Agent and the effective date of such retiring Administrative Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Administrative Agent has been appointed and accepted such appointment, the retiring Administrative Agent’s resignation shall nonetheless become effective and (i) the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent hereunder and under the other Loan Documents and (ii) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Administrative Agent of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations as Administrative Agent hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article 7 and Section 8.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Section 7.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 7.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Global Coordinators, Syndication Agent, Documentation Agents or Joint Lead Arrangers and Joint Bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

ARTICLE 8

MISCELLANEOUS

Section 8.01. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement or any Notes, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (i) any provision of this Agreement may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least ten Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within ten Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, (ii) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (A) change the percentage of the Commitments of or the aggregate unpaid principal amount of the Loans, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder or (B) amend this Section 8.01 and (iii) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender that has or is owed obligations under this Agreement or the Notes that are modified by such amendment, waiver or consent, (A) increase or extend the Commitment of such Lender or subject such Lender to any additional obligations (it being understood that any amendment, waiver or consent in respect of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase or extension of the Commitment of any Lender), (B) reduce the principal of, or interest on, the Loans made by such Lender, fees or other amounts payable hereunder to such Lender, (C) postpone any date fixed for any payment of principal of, or interest on, the Loans made by such Lender, fees or other amounts payable hereunder to such Lender or (D) waive the application of Section 2.13 or otherwise change Section 2.04, Section 2.08, Section 2.11 or Section 2.13 in a manner that would alter the pro rata sharing of any payment or reduction in the Commitments required thereby and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or any Note. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

(b) Each Lender grants (x) to the Administrative Agent the right (which right may be exercised by the Administrative Agent in its sole discretion) to purchase all (but not less than all) of such Lender’s Commitments and Loans owing to it, and the Notes held by it and all of its rights and obligations hereunder at a price equal to the aggregate principal amount of outstanding Loans owed to such Lender (together with all accrued and unpaid interest and fees owed to such Lender) and (y) to the Borrower the right (which right may be exercised by the Borrower in its sole discretion) to cause an assignment of all (but not less than all) of such Lender’s Commitments and Loans owing to it and the Notes held by it and all of its rights and obligations hereunder to Eligible Assignees, which right may be exercised by the Administrative Agent (in its sole discretion) or the Borrower (in its sole discretion), as the case may be, if such Lender refuses to execute any amendment, waiver or consent which requires the written consent of all the Lenders or all of the affected Lenders and to which the Required Lenders, the Administrative Agent and the Borrower have agreed. Each Lender agrees that if the Administrative Agent or the Borrower, as the case may be, exercises its option hereunder, it shall promptly execute and deliver an Assignment and Assumption pursuant to Section 8.07; provided however if such Lender does not execute and deliver such Assignment and Assumption, it shall be deemed to have executed and delivered such document pursuant to Section 8.07.

(c) The Borrower may amend, supplement or otherwise modify Schedule 4.01(j) hereto at any time by notice to the Administrative Agent, provided that immediately after giving effect to any such revised Schedule 4.01(j) no Default shall have occurred and be continuing and the representation and warranty made in Section 4.01(j) shall be true.

Section 8.02. Notices, Communications and Treatment of Information. (a) Notices.

(i) All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing, or by any telecommunication device capable of creating a written record (including electronic mail), and addressed to the party to be notified as follows:

(A) if to the Borrower,

Verizon Communications Inc.

One Verizon Way

Basking Ridge, NJ 07920

Attn: Janet Garrity, Vice President and Assistant Treasurer

Phone: 908.559.4210

Email: janet.m.garrity@verizon.com

(B) if to the Administrative Agent,

JPMorgan Chase Bank, N.A.

c/o Dimple Patel

500 Stanton Christiana Road, Ops 2

Newark, DE 19713

Phone: 302.634.4154

Fax: 302.634.3301

Email: dimple.x.patel@jpmorgan.com

Group Email: 12012443629@tls.ldsprod.com

with a copy to:

JPMorgan Chase Bank, N.A.

c/o Mijal Warat

383 Madison Ave., 24th Floor

New York, NY 10179

Phone: 212.270.1011

Fax: 917.464.6017

Email: mijal.x.warat@jpmorgan.com

(C) if to any other Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire;

or at such other address as shall be notified in writing (x) in the case of the Borrower and Administrative Agent, to the other parties hereto and (y) in the case of all other parties hereto, to the Borrower and the Administrative Agent.

(ii) All notices, demands, requests, consents and other communications described in clause (i) shall be effective (1) if delivered by hand, including any overnight courier service, upon personal delivery, (2) if delivered by mail, when received by the intended recipient, (3) if delivered by posting to an Approved Electronic Platform, an Internet website or a similar telecommunication device requiring that a user have prior access to such Approved Electronic Platform, website or other device (to the extent permitted by Section 8.02(b) to be delivered thereunder), when such notice, demand, request, consent and other communication shall have been made generally available on such Approved Electronic Platform, Internet website or similar device to the class of Person being notified (regardless of whether any such Person must accomplish, and whether or not any such Person shall have accomplished, any action prior to obtaining access to such items, including registration, disclosure of contact information, compliance with a standard user agreement or undertaking a duty of confidentiality) and such Person has been notified in respect of such posting that a communication has been posted to the Approved Electronic Platform, (4) if delivered by posting to a website specified in Section 5.01(i), when such notice, demand, request, consent or other communication shall have been made available on such website to the Administrative Agent and the Lenders and the Administrative Agent and the Lenders have been notified in respect of such posting that a communication has been posted to such website and (5) if delivered by electronic mail or any other telecommunications device, when received by the intended recipient; provided that notices and communications to the Administrative Agent pursuant to Article 2 or Article 7 shall not be effective until received by the Administrative Agent.

(iii) Notwithstanding clauses (i) and (ii) (unless the Administrative Agent requests that the provisions of clauses (i) and (ii) be followed or if the Borrower elects to effect delivery of a communication pursuant to clause (ii)(4) above) and any other provision in this Agreement or any other Loan Document providing for the delivery of any Approved Electronic Communication by any other means, the Borrower shall deliver all Approved Electronic Communications to the Administrative Agent by properly transmitting such Approved Electronic Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to covenant.compliance@jpmorgan.com and intralinks.publications@jpmorgan.com, with a copy to mijal.x.warat@jpmorgan.com or such other electronic mail address (or similar means of electronic delivery) as the Administrative Agent may notify to the Borrower. Nothing in this clause (iii) shall prejudice the right of the Administrative Agent or any Lender to deliver any Approved Electronic Communication to the Borrower in any manner authorized in this Agreement or to request that the Borrower effect delivery in such manner.

(b) Posting of Approved Electronic Communications.

(i) Each of the Lenders and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent in its reasonable judgment to be its electronic transmission system (the “Approved Electronic Platform”).

(ii) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledge and agree that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Borrower hereby approve distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and, except with respect to any such distribution found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its Related Indemnity Persons, assumes the risks of such distribution.

(iii) THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS ANY LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM.

(iv) Each of the Lenders and the Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(c) Treatment of Information.

(i) Certain of the Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that does not contain material nonpublic information with respect to the Borrower or its securities (“Restricting Information”). Other Lenders may enter into this Agreement and take or not take action hereunder or under the other Loan Documents on the basis of information that may contain Restricting Information. Each Lender acknowledges its obligations under United States Federal and state securities laws. Neither the Administrative Agent nor any of its Related Parties shall, by making any Communications (including Restricting Information) available to a Lender, by participating in any conversations or other interactions with a Lender or otherwise, make or be deemed to make any statement with regard to or otherwise warrant that any such information or Communication does or does not contain Restricting Information nor shall the Administrative Agent or any of its Related Parties be responsible or liable in any way for any decision a Lender may make to limit or to not limit its access to Restricting Information. In particular, none of the Administrative Agent nor any of its Related Parties (1) shall have, and the Administrative Agent, on behalf of itself and each of its Related Parties, hereby disclaims, any duty to ascertain or inquire as to whether or not a Lender has or has not limited its access to Restricting Information, such Lender’s policies or procedures regarding the safeguarding of material, nonpublic information or such Lender’s compliance with applicable laws related thereto or (2) shall have, or incur, any liability to (i) any Lender or any of their respective Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender or (ii) the Borrower or any of its Related Parties arising out of or relating to the Administrative Agent or any of its Related Parties providing or not providing Restricting Information to any Lender other than as found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent or any of its Related Parties.

(ii) The Borrower agrees that (1) all Communications it provides to the Administrative Agent intended for delivery to the Lenders whether by posting to the Approved Electronic Platform or otherwise shall, if such Communications are determined by the Borrower not to contain Restricting Information, be (A) clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof and (B) accompanied by a customary authorization letter in form reasonably satisfactory to the Administrative Agent (any Communication satisfying both (A) and (B), an “Approved PUBLIC Communication”), (2) the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Approved PUBLIC Communications as either publicly available information or not material information (although, in this latter case, such Communications may contain sensitive business information and, therefore, remain subject to the confidentiality undertakings of Section 8.13) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (3) all Approved PUBLIC Communications may be delivered to all Lenders and may be made available through a portion of the Approved Electronic Platform designated “Public Side Information,” and (4) the Administrative Agent shall be entitled to treat any

Communications that are not Approved PUBLIC Communications as Restricting Information and may post such Communications to a portion of the Approved Electronic Platform not designated “Public Side Information”. Neither the Administrative Agent nor any of its Affiliates shall be responsible for any statement or other designation by the Borrower regarding whether a Communication contains or does not contain material non-public information with respect to any of the Borrower or their securities nor shall the Administrative Agent or any of its Affiliates incur any liability to the Borrower, any Lender or any other Person for any action taken by the Administrative Agent or any of its Affiliates based upon such statement or designation, including any action as a result of which Restricting Information is provided to a Lender that may decide not to take access to Restricting Information. Nothing in this Section 8.02(c) shall modify or limit a Person’s obligations under Section 8.13 with regard to Communications and the maintenance of the confidentiality of or other treatment of Information.

(iii) Each Lender acknowledges that circumstances may arise that require it to refer to Communications that might contain Restricting Information. Accordingly, each Lender agrees that it will nominate at least one designee to receive Communications (including Restricting Information) on its behalf and identify such designee (including such designee’s contact information) on such Lender’s Administrative Questionnaire. Each Lender agrees to notify the Administrative Agent from time to time of such Lender’s designee’s e-mail address to which notice of the availability of Restricting Information may be sent by electronic transmission.

(iv) Each Lender acknowledges that Communications delivered hereunder and under the other Loan Documents may contain Restricting Information and that such Communications are available to all Lenders generally. Each Lender that elects not to take access to Restricting Information does so voluntarily and, by such election, acknowledges and agrees that the Administrative Agent and other Lenders may have access to Restricting Information that is not available to such electing Lender. Each such electing Lender acknowledges the possibility that, due to its election not to take access to Restricting Information, it may not have access to any Communications (including, but not by way of limitation, the items required to be made available to the Administrative Agent specified in Section 5.01(i)) unless or until such Communications (if any) have been filed or incorporated into documents which have been filed with the SEC by the Borrower (to the extent that the Borrower shall from time to time be subject to the reporting requirements of the SEC). None of the Borrower, the Administrative Agent or any Lender with access to Restricting Information shall have any duty to disclose such Restricting Information to such electing Lender or to use such Restricting Information on behalf of such electing Lender, and shall not be liable for the failure to so disclose or use, such Restricting Information.

(v) The provisions of the foregoing clauses of this Section 8.02(c) are designed to assist the Administrative Agent, the Lenders and the Borrower in complying with their respective contractual obligations and applicable law in circumstances where certain Lenders express a desire not to receive Restricting Information notwithstanding that certain Communications hereunder or under the other Loan Documents or other information provided to the Lenders hereunder or thereunder may contain Restricting

Information. Neither the Administrative Agent nor any of its Related Parties warrants or makes any other statement with respect to the adequacy of such provisions to achieve such purpose nor does the Administrative Agent or any of its Related Parties warrant or make any other statement to the effect that the Borrower’s or Lender’s adherence to such provisions will be sufficient to ensure compliance by the Borrower or Lender with its contractual obligations or its duties under applicable law in respect of Restricting Information and each of the Lenders and the Borrower assume the risks associated therewith.

Section 8.03. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. Subject to Section 3.04, the remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 8.04. Costs and Expenses. (a) The Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Joint Lead Arrangers in connection with the preparation, execution, delivery, administration, modification and amendment of this Agreement, the Notes and the other documents to be delivered hereunder, including, without limitation, (A) all due diligence, syndication (including printing, distribution and bank meetings), transportation and duplication costs, and (B) the reasonable fees and expenses of a single counsel for the Administrative Agent and the Joint Lead Arrangers with respect thereto and with respect to advising the Administrative Agent and the Joint Lead Arrangers as to their rights and responsibilities under this Agreement and the Fee Letters. Such expenses shall be paid by the Borrower upon presentation of an itemized statement of account (after reasonable time for the Borrower to review such statement of account), regardless of whether the transactions contemplated by this Agreement are consummated. The Borrower further agrees to pay on demand all costs and expenses of the Administrative Agent, the Joint Lead Arrangers and the Lenders, if any (including, without limitation, reasonable counsel fees and expenses), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement, the Notes, the Fee Letters and the other documents to be delivered hereunder, including, without limitation, reasonable fees and expenses of counsel for the Administrative Agent, the Joint Lead Arrangers and each Lender in connection with the enforcement of rights under this subsection (a).

(b) The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Joint Lead Arrangers, each Lender, and each of their Affiliates and their and such Affiliates’ officers, directors, employees, agents and advisors (each, together with their successors and permitted assigns, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of, or in connection with the preparation for a defense of, any investigation, litigation or proceeding arising out of, related to or in connection with (i) the syndication of the credit facility established hereby, this Agreement, the Notes, the Fee Letters, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans or (ii) the actual or alleged presence of Hazardous Materials on any property of the Borrower or any of its Subsidiaries or any Environmental Action relating in any way to the Borrower or any of its Subsidiaries, in each case WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNIFIED PARTY, whether or not such investigation, litigation or proceeding is based on contract, tort or any other theory, whether or not it is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated, except to the extent such claim, damage, loss, liability or expense (A) is found by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnified Party or any of its Related Indemnity Persons or (B) arises from disputes among two or more Indemnified Parties (but not including any such dispute that involves a Lender to the extent such Lender is acting in any different capacity (i.e., as the Administrative Agent or as a Joint Lead Arranger) under this Agreement or the Fee Letters or to the extent that it involves the Joint Lead Arrangers’ or the Administrative Agent’s syndication activities). No party to this Agreement shall have any liability based on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement, the Notes, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans; provided that this sentence shall not limit the Borrower’s indemnification obligations set forth in this subsection (b).

(c) To the extent that the Borrower for any reason fails to pay any amount required under subsection (a) or (b) of this Section 8.04 to be paid by it to the Administrative Agent or any Affiliate of the Administrative Agent or any of their respective officers, directors, employees, agents or advisors, each Lender severally agrees to pay to the Administrative Agent or such Affiliate, officer, director employee, agent or advisor, as the case may be, pro rata in accordance with such Lender’s outstanding Loans and Commitments or, if no Loans are outstanding and the Commitments have expired or been terminated, such Lender’s Commitments as most recently in effect (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such, or was incurred by or asserted against such Affiliate, officer, director, employee, agent or advisor acting for the Administrative Agent in connection with such capacity, as the case may be.

(d) If any payment of principal of, or Conversion of, any Eurodollar Rate Loan is made by the Borrower (or pursuant to Section 8.01(b)) to or for the account of a Lender other than within 15 days of the last day of the Interest Period for such Loan, as a result of a payment, prepayment (whether optional or mandatory) or Conversion pursuant to this Agreement or acceleration of the maturity of the Loans pursuant to Section 6.01, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional reasonable losses, costs or expenses that it may reasonably incur as a result of such payment, Conversion or failure to prepay, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Loan.

(e) Without prejudice to the survival of any other agreement hereunder, the agreements and obligations contained in Sections 2.09, 2.12, 8.04 and 8.13 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes and termination of the Commitments.

Section 8.05. Right of Set off. Upon (i) the occurrence and during the continuance of any Event of Default and (ii) the making of the request or the granting of the consent specified by Section 6.01 by the Required Lenders to authorize the Administrative Agent to declare the Loans due and payable pursuant to the provisions of Section 6.01 and notice to the Borrower as required under Section 6.01, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and any Note held by such Lender, whether or not such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set off and application, provided that the failure to give such notices shall not affect the validity of such set off and application. The rights of each Lender and its Affiliates under this Section 8.05 are in addition to other rights and remedies (including, without limitation, other rights of set off) that such Lender and its Affiliates may have.

Section 8.06. Binding Effect. Except as provided in Section 3.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

Section 8.07. Assignments and Participations. (a) Each Lender may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), and, if demanded by the Administrative Agent or the Borrower (w) pursuant to Section 8.01(b), (x) following the right of such Lender to a payment arising under Section 2.09 or 2.12, (y) following a notice given by such Lender pursuant to Section 2.10 or (z) if such Lender is a Defaulting Lender, in each case, upon at least ten Business Days’ notice to such Lender and the Administrative Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and Loans owing to it and any Notes held by it), provided that the Borrower may make a demand with respect to a Lender that has given notice pursuant to Section 2.10 only if the Borrower makes such demand of all Lenders similarly situated that have given such notice; provided further that, any assignment (i) prior to the funding of the Loans on the Funding Date shall be to (A) a Lender or an Affiliate or Approved Fund of a Lender; provided that if any assignee under this subclause (A) (to the extent, in the case of an assignee that is a Lender, not approved by the Borrower in its sole discretion) becomes a Defaulting Lender or a Non-Funding Lender, the assignor shall remain responsible for the assigned Commitment in accordance with an Assignment and Assumption (the “Prefunding Backstop Requirement”) or (B) any Persons

with the consent of the Borrower (in its sole discretion); provided that all assignments by the Initial Lenders or Affiliates or Approved Funds thereof shall be subject to the Borrower’s consent in its sole discretion except that assignment by an Initial Lender to its Affiliate shall be permitted without consent of the Administrative Agent or the Borrower so long as such Initial Lender shall satisfy the Prefunding Backstop Requirement and (ii) after the funding of the Loans on the Funding Date, shall be to (A) a Lender or an Affiliate or Approved Fund of a Lender and (B) other Persons subject to the consent of the Borrower (not to be unreasonably withheld, and such consent to be deemed to have been given if the Borrower shall not have provided a response within ten Business Days of a written request for consent) unless with respect to this clause (ii) an Event of Default under Section 6.01(a) or Section 6.01(e) has occurred and is continuing in which case the consent of the Borrower shall not be required and provided further that, (i) [Reserved], (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an Affiliate of a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the Commitment of or the outstanding principal amount of the Loans owing to the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof unless otherwise agreed by the Borrower and the Administrative Agent, (iii) each such assignment shall be to an Eligible Assignee, (iv) each such assignment made as a result of a demand by the Borrower shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (v) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower unless and until such Lender shall have received one or more payments from the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Loans owing to such Lender, together with accrued interest thereon to the date of payment of such principal and all other amounts that have accrued and are payable to such Lender under this Agreement, (vi) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption (it being understood that a Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption on the fifth Business Day following the demand of the Administrative Agent or the Borrower), together with a processing and recordation fee of $3,500 and any Notes subject to such assignment (provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) and (vii) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Subsidiaries or its securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws. Upon such execution (including deemed execution), delivery (including deemed delivery), acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have (in addition to any such rights and obligations theretofore held by it) the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights other than rights of indemnification under Section 8.04 or otherwise relating to a time prior to the effective date of such Assignment and Assumption and, except with respect to an applicable Prefunding Backstop Requirement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) By executing and delivering (or being deemed to have executed and delivered) an Assignment and Assumption, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Assumption, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01(e), the most recent financial statements required to be delivered pursuant to Section 5.01(i) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon the Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c) Upon its receipt of an Assignment and Assumption executed by an assigning Lender, an assignee representing that it is an Eligible Assignee and, to the extent its consent is required pursuant to Section 8.07(a), the Borrower, together with any Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto or is in such other form approved by the Administrative Agent and (x) on or prior to the funding of the Loans on the Funding Date, the Borrower in its sole discretion and (y) following the funding of the Loans on the Funding Date, so long as no Event of Default under Section 6.01(a) or (e) has occurred and is continuing, the Borrower (such approval of the Borrower not to be unreasonably withheld or delayed) (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower by providing a copy of such Assignment and Assumption.

(d) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the unused Commitment of and the principal amount of the Loan owing to each Lender from time to time (the “Register”). Except as otherwise provided in Section 2.14(c), the entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Each Lender may sell participations to one or more banks or other entities (other than the Borrower or any of its Affiliates) (a “Participant”) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its unused Commitment and Loans owing to it and any Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrower hereunder) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the obligee of any such Loan for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, (v) no Participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by the Borrower therefrom, except that a Lender may agree with a Participant as to the manner in which the Lender shall exercise the Lender’s rights to approve any amendment, waiver or consent to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, in each case to the extent subject to such participation and (vi) during the period from the date hereof to (and including) the funding of the Loans on the Funding Date, no participation shall be permitted to any bank or other entity without the consent of the Borrower in its reasonable discretion; provided that, other than with respect to participations by an Initial Lender or its Affiliate or Approved Fund (which participations shall be subject to the Borrower’s consent in its sole discretion), no such consent shall be required in the case of a participation to a Lender if the Lender granting the participation shall have given prior written notice of such participation to the Borrower. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.09 and 2.12 (subject to the requirements and limitations therein, including the requirements under Sections 2.12(e) (it being understood that the documentation required under Section 2.12(e) shall be delivered to the participating Lender)) and 8.04(d) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.09(c) and 8.07(a) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.09 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation; provided the sale of such participation to such Participant was made with the Borrower’s prior written consent. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 8.07(a) relating to assignments on demand with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.05 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) Any Lender may at any time, without the consent of the Administrative Agent, or the Borrower, create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the Loans owing to it, and any Note or Notes held by it and) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central banking authority; provided, however, that no such pledge or assignment shall release such Lender from any of its obligations hereunder, substitute any such pledgee or assignee for such Lender as a party hereto or have the effect of increasing the costs payable by the Borrower.

(g) Notwithstanding anything to the contrary in this Section 8.07, (i) the Lenders may not assign, transfer or otherwise dispose of an interest in any Tranche of Loans or Commitments without also assigning, transferring or otherwise disposing of a ratable interest in the other Tranche of Loans or Commitments (as applicable) and (ii) any assignment, transfer or other disposition by a Lender of an interest in any Loans or Commitments that does not comply with clause (i) shall be deemed to be an assignment, transfer or other disposition of Loans or Commitments (as applicable) comprised of a ratable amount of Loans or Commitments (as applicable) of each Tranche to the extent necessary to ensure each such assignment, transfer or other disposition complies with clause (i) above.

Section 8.08. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 8.09. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 8.10. Jurisdiction, Etc. (a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Notes, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final, non-appealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement, or the Notes in the courts of any jurisdiction.

(b) Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any court referred to in Section 8.10(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 8.11. Waiver of Jury Trial. Each of the Borrower, the Administrative Agent, the Joint Lead Arrangers and the Lenders hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the Notes or the actions of the Administrative Agent, or any Lender in the negotiation, administration, performance or enforcement thereof.

Section 8.12. USA Patriot Act. Each Lender, as applicable, and each Joint Lead Arranger hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), they are required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or such Joint Lead Arranger to identify the Borrower in accordance with the Act. This notice is given in accordance with the requirements of the Act and is effective as to each Lender and each Joint Lead Arranger.

Section 8.13. Confidentiality. Each of the Administrative Agent, the Lenders and the Joint Lead Arrangers agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the Administrative Agent, such Lender or such Joint Lead Arranger, as the case may be, shall inform the Persons to whom such disclosure is made of the confidential nature of such Information and, in the case of any such disclosure to an Affiliate, director, officer or employee, cause compliance by such Persons with this Section), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, provided that the Administrative Agent, such Lender or such Joint Lead Arranger, as the case may be, shall, unless prohibited by law, notify the Borrower of any disclosure pursuant to this clause (c) as far in advance as is reasonably practicable under the circumstances, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or any action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement with the Borrower containing provisions at least as restrictive as those of this Section to (i) any permitted assignee of or permitted participant in, or any prospective permitted assignee of or permitted participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) any rating agency or (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender, any Joint Lead Arranger or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower without a duty of confidentiality to the Borrower or its Subsidiaries having been breached to the knowledge of the Administrative Agent, such Lender or such Joint Lead Arranger, as the case may be. For purposes of this Section, “Information” means all information received from the Borrower or any of its Subsidiaries (including the Fee Letters and any information obtained based on a review of the books and records of the Borrower and its Subsidiaries) relating to the Borrower or any of its Subsidiaries or any of their respective businesses. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 8.14. No Fiduciary Duty. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 8.15. ENTIRE AGREEMENT. THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND THE FEE LETTERS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or representative thereunto duly authorized, as of the date first above written.

VERIZON COMMUNICATIONS INC.

By:	/s/ Matthew D. Ellis
Name:	Matthew D. Ellis
Title:	Senior Vice President and Treasurer

[Signature Page – Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:	/s/ Robert D. Bryant
Name:	Robert D. Bryant
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Robert D. Bryant
Name:	Robert D. Bryant
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Anish M. Shah
Name:	Anish M. Shah
Title:	Authorized Signatory

[Signature Page – Term Loan Credit Agreement]

Bank of America, N.A., as a Lender

By:	/s/ Lisa Reiter
Name:	Lisa Reiter
Title:	Director

[Signature Page – Term Loan Credit Agreement]

Barclays Bank PLC as a Lender

By:	/s/ Craig J. Malloy
Name:	Craig J. Malloy
Title:	Director

[Signature Page – Term Loan Credit Agreement]

CoBank, ACB as a Lender

By:	/s/ Gary Franke
Name:	Gary Franke
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

MIZUHO BANK, LTD., as a Lender

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

[Signature Page – Term Loan Credit Agreement]

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Jose Carlos
Name:	Jose Carlos
Title:	Director

[Signature Page – Term Loan Credit Agreement]

The Royal Bank of Scotland plc, as a Lender

By:	/s/ Alex Draw
Name:	Alex Draw
Title:	Director

[Signature Page – Term Loan Credit Agreement]

Wells Fargo Bank, N.A., as a Lender

By:	/s/ James Travagline
Name:	James Travagline
Title:	Director

[Signature Page – Term Loan Credit Agreement]

CITIBANK, N.A. as a Lender

By:	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH as a Lender

By:	/s/ Mikhail Faybosovich
Name:	Mikhail Faybosovich
Title:	Authorized Signatory

By:	/s/ Jean-Marc Vauclair
Name:	Jean-Marc Vauclair
Title:	Authorized Signatory

[Signature Page – Term Loan Credit Agreement]

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Scott Johnson
Name:	Scott Johnson
Title:	Authorized Signatory

[Signature Page – Term Loan Credit Agreement]

Deutsche Bank AG New York Branch, as a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

By:	/s/ Virginia Cosenza
Name:	Virginia Cosenza
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

SOVEREIGN BANK, N.A., as a Lender

By:	/s/ William Maag
Name:	William Maag
Title:	Senior Vice President

[Signature Page – Term Loan Credit Agreement]

COMPASS BANK, as a Lender

By:	/s/ Susana Campuzano
Name:	Susana Campuzano
Title:	Sr. Vice President

[Signature Page – Term Loan Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

[Signature Page – Term Loan Credit Agreement]

BNP PARIBAS, as a Lender

By:	/s/ Barbara E. Nash
Name:	Barbara E. Nash
Title:	Managing Director

By:	/s/ Brendan Heneghan
Name:	Brendan Heneghan
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

LLOYDS BANK PLC, (formerly known as Lloyds TSB Bank plc), as a Lender

By:	/s/ Stephen Giacolone
Name:	Stephen Giacolone
Title:	Assitant Vice President – G011

By:	/s/ Dennis McClellan
Name:	Dennis McClellan
Title:	Assitant Vice President – M040

[Signature Page – Term Loan Credit Agreement]

TD BANK, N.A. as a Lender

By:	/s/ Marla Willner
Name:	Marla Willner
Title:	Senior Vice President

[Signature Page – Term Loan Credit Agreement]

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Thomas J. Tarasovich, Jr.
Name:	Thomas J. Tarasovich, Jr.
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Susan Bader
Name:	Susan Bader
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

Agricultural Bank of China, Ltd., New York Branch, as a Lender

By:	/s/ Jijun Zhang
Name:	Zhang, Jijun
Title:	Deputy General Manager

[Signature Page – Term Loan Credit Agreement]

PNC Bank, National Assocation, as a Lender

By:	/s/ Michael Nardo
Name:	Michael Nardo
Title:	Executive Vice President

[Signature Page – Term Loan Credit Agreement]

AOZORA BANK, LTD. as a Lender

By:	/s/ Hiroshi Matsumoto
Name:	Hiroshi Matsumoto
Title:	Deputy General Manager

[Signature Page – Term Loan Credit Agreement]

DNB CAPITAL LLC, as a Lender

By:	/s/ Philip Kurpiewski
Name:	Philip Kurpiewski
Title:	Senior Vice President

By:	/s/ Thomas Tangen
Name:	Thomas Tangen
Title:	Senior Vice President

[Signature Page – Term Loan Credit Agreement]

Fifth Third Bank, as a Lender

By:	/s/ David B. Edwards
Name:	David B. Edwards
Title:	Managing Director

[Signature Page – Term Loan Credit Agreement]

INTENSA SANPAOLA, S.p.A., as a Lender

By:	/s/ Glen Binder
Name:	Glen Binder
Title:	Vice President

By:	/s/ Marco Pizzi
Name:	Marco Pizzi
Title:	Global Relationship Manager

[Signature Page – Term Loan Credit Agreement]

Mediobanca International (Luxembourg) S.A., as a Lender

By:	/s/ Stefano Biondi
Name:	Stefano Biondi
Title:	Managing Director

By:	/s/ Peter Gerrard
Name:	Peter Gerrard
Title:	Managing Director

[Signature Page – Term Loan Credit Agreement]

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Kim Snyder
Name:	Kim Snyder
Title:	Director

[Signature Page – Term Loan Credit Agreement]

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Peter J. Hallan
Name:	Peter J. Hallan
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

Capital One, N.A., as a Lender

By:	/s/ Jacob J. Villere
Name:	Jacob J. Villere
Title:	VP – US Corporate Banking

[Signature Page – Term Loan Credit Agreement]

Regions Bank, as a Lender

By:	/s/ Walter J. Balch
Name:	Walter J. Balch
Title:	Managing Director

[Signature Page – Term Loan Credit Agreement]

Bank of China, New York Branch, as a Lender

By:	/s/ Haifeng Xu
Name:	Haifeng Xu
Title:	Assistant General Manager

[Signature Page – Term Loan Credit Agreement]

Crédit Industriel et Commerical, as a Lender

By:	/s/ Clifford Abramsky
Name:	Clifford Abramsky
Title:	Managing Director

By:	/s/ Alex Aupoix
Name:	Alex Aupoix
Title:	Managing Director

[Signature Page – Term Loan Credit Agreement]

RAYMOND JAMES BANKS, N.A., as a Lender

By:	/s/ Alexander L. Rody
Name:	Alexander L. Rody
Title:	Senior Vice President

[Signature Page – Term Loan Credit Agreement]

MANUFACTURERS AND TRADERS TRUST COMPANY, as a Lender

By:	/s/ Brooks W. Thropp
Name:	Brooks W. Thropp
Title:	Administrative Vice President

[Signature Page – Term Loan Credit Agreement]

SABADELL UNITED BANK, as a Lender

By:	/s/ Maurici Lladó
Name:	Maurici Lladó
Title:	EVP Corporate & Commercial Banking

[Signature Page – Term Loan Credit Agreement]

State Street Bank and Trust Company, as a Lender

By:	/s/ Andrei Bourdine
Name:	Andrei Bourdine
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

SYNOVOUS BANK, as a Lender

By:	/s/ Aaron Hill
Name:	Aaron Hill
Title:	Corporate Banker

[Signature Page – Term Loan Credit Agreement]

The Bank of East Asia, Ltd., New York Branch, as a Lender

By:	/s/ James Hua
Name:	James Hua
Title:	SVP

By:	/s/ Kitty Sin
Name:	Kitty Sin
Title:	SVP

[Signature Page – Term Loan Credit Agreement]

Webster Bank, N.A., as a Lender

By:	/s/ Carol A. Pirek
Name:	Carol A. Prek
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

Bank Hapoalim B.M., as a Lender

By:	/s/ Charles McLaughlin
Name:	Charles McLaughlin
Title:	Senior Vice President

By:	/s/ James P. Surless
Name:	James P. Surless
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

Stifel Bank & Trust, as a Lender

By:	/s/ Matthew Diehl
Name:	Matthew Diehl
Title:	Senior Vice President

[Signature Page – Term Loan Credit Agreement]

Bank of Communications Co., Ltd., New York Branch as a Lender

By:	/s/ Guang Yang
Name:	Yang, Guang
Title:	Deputy General Manager

[Signature Page – Term Loan Credit Agreement]

CHANG HWA COMMERICAL BANK, LTD., NEW YORK BRANCH, as a Lender

By:	/s/ Eric Y.S. Tsai
Name:	Eric Y.S. Tsai
Title:	V.P. & General Manager

[Signature Page – Term Loan Credit Agreement]

MANUFACTURERS BANK, as a Lender

By:	/s/ Charles Jou
Name:	Charles Jou
Title:	Vice President

[Signature Page – Term Loan Credit Agreement]

Mercantil Commercebank N.A., as a Lender

By:	/s/ Alejandro Garrote
Name:	Alejandro Garrote
Title:	Syndications

[Signature Page – Term Loan Credit Agreement]

Schedule 2.01 – Commitments

3 Year Commitments

3 Year Lender	3 Year Commitment	Percentage of 3 Year Commitments
JPMorgan Chase Bank, N.A.	$350,000,000	5.833333333%
Morgan Stanley Bank, N.A.	$350,000,000	5.833333333%
Bank of America, N.A.	$350,000,000	5.833333333%
Barclays Bank PLC	$350,000,000	5.833333333%
CoBank, ACB	$362,500,000	6.041666666%
Mizuho Bank, Ltd.	$300,000,000	5.000000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$300,000,000	5.000000000%
The Royal Bank of Scotland plc	$300,000,000	5.000000000%
Wells Fargo Bank, N.A.	$300,000,000	5.000000000%
Citibank, N.A.	$250,000,000	4.1666666666%
Credit Suisse AG, Cayman Islands Branch	$250,000,000	4.1666666666%
Royal Bank of Canada	$250,000,000	4.1666666666%
Deutsche Bank AG New York Branch	$200,000,000	3.333333333%
Sovereign Bank, N.A.	$200,000,000	3.333333333%
Compass Bank	$125,000,000	2.083333333%
Sumitomo Mitsui Banking Corporation	$125,000,000	2.083333333%
Bank of America, N.A.	$100,000,000	1.666666666%
BNP Paribas	$100,000,000	1.666666666%
Lloyds Bank plc	$100,000,000	1.666666666%
TD Bank, N.A.	$100,000,000	1.666666666%
The Bank of New York Mellon	$100,000,000	1.666666666%
U.S. Bank National Association	$100,000,000	1.666666666%
Agricultural Bank of China, Ltd., New York Branch	$75,000,000	1.250000000%

3 Year Commitments (continued)

3 Year Lender	3 Year Commitment	Percentage of 3 Year Commitments
PNC Bank, National Association	$75,000,000	1.250000000%
Aozora Bank, Ltd.	$62,500,000	1.041666666%
DNB Capital LLC	$62,500,000	1.041666666%
Fifth Third Bank	$62,500,000	1.041666666%
Intesa Sanpaolo S.p.A	$62,500,000	1.041666666%
Mediobanca International (Luxembourg) S.A.	$62,500,000	1.041666666%
The Bank of Nova Scotia	$62,500,000	1.041666666%
The Northern Trust Company	$62,500,000	1.041666666%
Capital One, N.A.	$50,000,000	0.833333333%
Regions Bank	$50,000,000	0.833333333%
Bank of China, New York Branch	$40,000,000	0.666666666%
Crédit Industriel et Commercial	$37,500,000	0.625000000%
Raymond James Bank, N.A.	$37,500,000	0.625000000%
Manufacturers and Traders Trust Company	$25,000,000	0.416666666%
Sabadell United Bank, N.A.	$25,000,000	0.416666666%
State Street Bank and Trust Company	$25,000,000	0.416666666%
Synovus Bank	$25,000,000	0.416666666%
The Bank of East Asia, Ltd., New York Branch	$25,000,000	0.416666666%
Webster Bank, N.A.	$25,000,000	0.416666666%
Bank Hapoalim B.M.	$17,500,000	0.291666666%
Stifel Bank & Trust	$17,500,000	0.291666666%
Bank of Communications Co., Ltd., New York Branch	$12,500,000	0.208333333%
Chang Hwa Commercial Bank, Ltd., New York Branch	$12,500,000	0.208333333%
Manufacturers Bank	$12,500,000	0.208333333%
Mercantil Commercebank N.A.	$12,500,000	0.208333333%

Total	$6,000,000,000	100.000000000%

5 Year Commitments

5 Year Lender	5 Year Commitment	Percentage of 5 Year Commitments
JPMorgan Chase Bank, N.A.	$350,000,000	5.833333333%
Morgan Stanley Bank, N.A.	$350,000,000	5.833333333%
Bank of America, N.A.	$350,000,000	5.833333333%
Barclays Bank PLC	$350,000,000	5.833333333%
CoBank, ACB	$362,500,000	6.041666666%
Mizuho Bank, Ltd.	$300,000,000	5.000000000%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$300,000,000	5.000000000%
The Royal Bank of Scotland plc	$300,000,000	5.000000000%
Wells Fargo Bank, N.A.	$300,000,000	5.000000000%
Citibank, N.A.	$250,000,000	4.1666666666%
Credit Suisse AG, Cayman Islands Branch	$250,000,000	4.1666666666%
Royal Bank of Canada	$250,000,000	4.1666666666%
Deutsche Bank AG New York Branch	$200,000,000	3.333333333%
Sovereign Bank, N.A.	$200,000,000	3.333333333%
Compass Bank	$125,000,000	2.083333333%
Sumitomo Mitsui Banking Corporation	$125,000,000	2.083333333%
Bank of America, N.A.	$100,000,000	1.666666666%
BNP Paribas	$100,000,000	1.666666666%
Lloyds Bank plc	$100,000,000	1.666666666%
TD Bank, N.A.	$100,000,000	1.666666666%
The Bank of New York Mellon	$100,000,000	1.666666666%
U.S. Bank National Association	$100,000,000	1.666666666%
Agricultural Bank of China, Ltd., New York Branch	$75,000,000	1.250000000%

5 Year Commitments (continued)

5 Year Lender	5 Year Commitment	Percentage of 5 Year Commitments
PNC Bank, National Association	$75,000,000	1.250000000%
Aozora Bank, Ltd.	$62,500,000	1.041666666%
DNB Capital LLC	$62,500,000	1.041666666%
Fifth Third Bank	$62,500,000	1.041666666%
Intesa Sanpaolo S.p.A	$62,500,000	1.041666666%
Mediobanca International (Luxembourg) S.A.	$62,500,000	1.041666666%
The Bank of Nova Scotia	$62,500,000	1.041666666%
The Northern Trust Company	$62,500,000	1.041666666%
Capital One, N.A.	$50,000,000	0.833333333%
Regions Bank	$50,000,000	0.833333333%
Bank of China, New York Branch	$40,000,000	0.666666666%
Crédit Industriel et Commercial	$37,500,000	0.625000000%
Raymond James Bank, N.A.	$37,500,000	0.625000000%
Manufacturers and Traders Trust Company	$25,000,000	0.416666666%
Sabadell United Bank, N.A.	$25,000,000	0.416666666%
State Street Bank and Trust Company	$25,000,000	0.416666666%
Synovus Bank	$25,000,000	0.416666666%
The Bank of East Asia, Ltd., New York Branch	$25,000,000	0.416666666%
Webster Bank, N.A.	$25,000,000	0.416666666%
Bank Hapoalim B.M.	$17,500,000	0.291666666%
Stifel Bank & Trust	$17,500,000	0.291666666%
Bank of Communications Co., Ltd., New York Branch	$12,500,000	0.208333333%
Chang Hwa Commercial Bank, Ltd., New York Branch	$12,500,000	0.208333333%
Manufacturers Bank	$12,500,000	0.208333333%
Mercantil Commercebank N.A.	$12,500,000	0.208333333%

Total	$6,000,000,000	100.000000000%

Schedule 4.01(j) - Restricted Subsidiaries

Cellco Partnership d/b/a Verizon Wireless

Verizon Pennsylvania LLC

Including the consolidated Subsidiaries of each of the above-listed entities.

EXHIBIT A

FORM OF

[3 YEAR] [5 YEAR] NOTE

Dated:                     , 201

FOR VALUE RECEIVED, the undersigned, VERIZON COMMUNICATIONS INC., a Delaware corporation (the “Borrower”), HEREBY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) for the account of its Applicable Lending Office (as defined in the Credit Agreement referred to below) an amount equal to the aggregate unpaid principal amount of the [3 Year Loan] [5 Year Loan] made by the Lender to the Borrower under the Credit Agreement, which principal amount shall be payable at such times and in such amounts as are specified in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of such [3 Year Loan] [5 Year Loan] from the date of such [3 Year Loan] [5 Year Loan] until such principal amount is paid in full, at such interest rates, and payable at such times, as are specified in the Credit Agreement.

Both principal and interest are payable in lawful money of the United States of America to JPMorgan Chase Bank, N.A., as Administrative Agent, at the Administrative Agent’s Account, in same day funds, without set-off, counterclaim or deduction.

This Note is one of the Notes referred to in, entitled to the benefits of, and subject to the terms and conditions of, the Term Loan Credit Agreement dated as of October 1, 2013 among the Borrower, the Lender and certain other lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lender and such other lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined). The Credit Agreement, among other things, (i) provides for the making of a [3 Year Loan] [5 Year Loan] by the Lender to the Borrower, the indebtedness of the Borrower resulting from such Loan being evidenced by this Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

The Borrower hereby waives presentment, demand, protest and notice of any kind. No failure to exercise, and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

[Form of Note]

This Note shall be governed by, and construed in accordance with, the law of the State of New York.

VERIZON COMMUNICATIONS INC.

By:
Name: Title:

EXHIBIT B

FORM OF

NOTICE OF BORROWING

                         , 201

JPMorgan Chase Bank, N.A.

as Administrative Agent for the Lenders

party to the Credit Agreement

referred to below

[                    ]

[                    ]

Attention:

Ladies and Gentlemen:

The undersigned, Verizon Communications Inc., refers to the Term Loan Credit Agreement dated as of October 1, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the undersigned, certain Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders, and hereby give you notice pursuant to Section 2.02 of the Credit Agreement that the undersigned hereby requests a Borrowing under the Credit Agreement, and sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.02(a) of the Credit Agreement:

The Business Day of the Proposed Borrowing is                     ,             .

The Type of Loans comprising the Proposed Borrowing is [Base Rate Loans] [Eurodollar Rate Loans].

The aggregate amount of the Proposed Borrowing is $                    .

The amount of the Proposed Borrowing that represents a 3 Year Loan is $                    .

The amount of the Proposed Borrowing that represents a 5 Year Loan is $                    .

Location and number of the account to which funds are to be disbursed:

[The initial Interest Period for each Eurodollar Rate Loan made as part of the Proposed Borrowing is              month[s].]

Form of Notice of Borrowing

[This Notice of Borrowing is conditioned upon the occurrence of the following event:

                                                                                                                                                                                                     .]

[Signature Page Follows]

Form of Notice of Borrowing

Very truly yours, VERIZON COMMUNICATIONS INC.

By:
Name: Title:

Form of Notice of Borrowing

EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Assignment and Assumption Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Assignment and Assumption Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). [Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.]1[ Except as expressly provided in this Assignment and Assumption, such sale and assignment is without recourse to the Assignor and without representation or warranty by the Assignor.]2

[Notwithstanding anything to the contrary in this Assignment and Assumption, in accordance with Section 8.07 of the Credit Agreement, the Assignor agrees that, notwithstanding the sale and assignment hereunder to the Assignee, in the event that the Assignee becomes a Defaulting Lender or a Non-Funding Lender, the Assignor shall promptly, upon written demand of the Administrative Agent or the Borrower, perform all obligations of the Assignee under the Credit Agreement with respect to the assigned Commitments (to the extent such obligations have not already been performed by the Assignee). The Assignor’s obligations under the immediately preceding sentence shall be unconditional and absolute and in connection therewith, the Assignor irrevocably waives acceptance of this Assignment and Assumption, presentment, demand, protest and any notice not provided for herein or in the Credit Agreement, as well as any requirement that at any time any action be taken against the Assignee or any other Person; provided that for the avoidance of doubt the Assignor’s obligations under the preceding sentence shall be subject to the conditions set forth in the Credit Agreement and the condition that the Assignee has become a Defaulting Lender or Non-Funding Lender. The foregoing shall not constitute a waiver or release of any claim the Assignor may have against the Assignee.]3

1	To be included if the Assignment and Assumption Effective Date is (i) not prior to the Funding Date or (ii) if prior to the Funding Date, in the case of an Assignee that is a Lender, approved by the Borrower in its sole discretion.
2	To be included if the Assignment and Assumption Effective Date is prior to the Funding Date (to the extent, in the case of an Assignee that is a Lender, not approved by the Borrower in its sole discretion).
3	To be included if the Assignment and Assumption Effective Date is prior to the Funding Date and such assignment is to a Lender or an Affiliate of the Assignor (to the extent, in the case of an Assignee that is a Lender, not approved by the Borrower in its sole discretion).

Form of Assignment and Assumption

1. Assignor:	__________________________________

2. Assignee:	__________________________________
[and is an [Affiliate][Approved Fund] of [identify Lender]]

3. Borrower:	Verizon Communications Inc.

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Term Loan Credit Agreement dated as of October 1, 2013 among Verizon Communications Inc., the Lenders parties thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.

6. Assigned Interest:

Facility Assigned[4]	Aggregate Amount of Commitments/Loans for all Lenders in Facility Assigned	Amount of Commitment/Loans Assigned*	Percentage Assigned of Commitment/Loans in Facility Assigned[5]	Percentage Assigned of all Commitments/Loans[6]
3 Year	$	$	%	%
5 Year	$	$	%	%

[7. Trade Date:	][7]

Assignment and Assumption Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE ASSIGNMENT AND ASSUMPTION EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

4	Note that equal percentages of Assignor’s Commitments/Loans in respect of the 3 Year and 5 Year must be assigned.
*	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Assignment and Assumption Effective Date.
5	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
6	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders.
7	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption

2

By:
Title:

[Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as

    Administrative Agent

By
Title:][8]

[Consented to:

VERIZON COMMUNICATIONS INC.

By
Title:][9]

8	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
9	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Form of Assignment and Assumption

3

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower or any of its Subsidiaries or (iv) the performance or observance by the Borrower or any of its Subsidiaries of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Assignment and Assumption Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender organized under the laws of a jurisdiction outside the United States, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Assignment and Assumption Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Assignment and Assumption Effective Date and to the Assignee for amounts which have accrued from and after the Assignment and Assumption Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption

EXHIBIT D-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of October 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among Verizon Communications Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.12 of the Term Loan Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Lender that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Lender’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:                     , 20[ ]

EXHIBIT D-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of October 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among Verizon Communications Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.12 of the Term Loan Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a duly completed and executed certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Participant that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Participant’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date:                     , 20[ ]

EXHIBIT D-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of October 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among Verizon Communications Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.12 of the Term Loan Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a duly competed and executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or (ii) a duly completed and executed IRS Form W-8IMY accompanied by a duly completed and executed IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Participant that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Participant’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name: Title:

Date:                     , 20[ ]

EXHIBIT D-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Credit Agreement dated as of October 1, 2013 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Credit Agreement”), among Verizon Communications Inc., the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.

Pursuant to the provisions of Section 2.12 of the Term Loan Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Term Loan Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or (ii) a duly completed and executed IRS Form W-8IMY accompanied by a duly completed and executed IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Lender that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Lender’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Term Loan Credit Agreement and used herein shall have the meanings given to them in the Term Loan Credit Agreement.

[NAME OF LENDER]

By:
Name: Title:

Date:                     , 20[ ]

• EXHIBIT E

•

COMPLIANCE CERTIFICATE

Reference is made to the Term Loan Credit Agreement, dated as of October 1, 2013 (as amended, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”), among Verizon Communications Inc. (the “Borrower”), the Lenders party thereto from time to time and JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent for the Lenders. Capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein. Pursuant to Section 5.01(i)(vii) of the Credit Agreement, the undersigned, in [his][her] capacity as [Chief Financial Officer][Treasurer][Controller] of the Borrower, certifies, in such capacity and not in an individual capacity, as follows:

1.	The following table and Annex A attached hereto set forth computations of the Leverage Ratio as of the last day of the period of four fiscal quarters ending , 20 :

Consolidated Debt:	[ ]
EBITDA:	[ ]
Leverage Ratio:	[ ]

[Signature Page Follows]

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned, in [his][her] capacity as [Chief Financial Officer][Treasurer][Controller] of the Borrower, has executed this certificate for and on behalf of the Borrower and has caused this certificate to be delivered this             day of                     , 20    .

VERIZON COMMUNICATIONS INC.

By:
Name: Title:

Form of Compliance Certificate

Annex A

to the Compliance Certificate

($ in 000’s)

I.	Section 5.01(i)(vii) – Leverage Ratio

A. Consolidated Debt

1.   The aggregate amount of indebtedness for borrowed money, including indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness for borrowed money of the Borrower and its Consolidated Subsidiaries

	$	_____________

2.   Indebtedness to the extent that the Borrower is required to, and has informed JPMCB, in its capacity as administrative agent under the Bridge Loan Agreement that it intends to, repay loans under the Bridge Loan Agreement with the “Net Cash Proceeds” (as defined in the Bridge Loan Agreement) of such indebtedness in accordance with Section 2.08 of the Bridge Loan Agreement (including the applicable time periods set forth therein)

	$	_____________

3. Consolidated Debt (Line I.A.1 – Line I.A.2)	$	_____________

B. EBITDA for the last four fiscal quarters[10]

1. Consolidated net income of Borrower and its Consolidated Subsidiaries	$	_____________

plus, to the extent deducted in computing Line I.B.1 (without duplication),

2. Income and franchise tax expense	$	_____________

3. Interest Expense	$	_____________

4.   Depreciation, amortization and other non-cash charges (except to the extent such non-cash charges represent an accrual of or reserve for cash expenses in any future period or an amortization of a prepaid cash expense paid in a prior period but including, for the avoidance of doubt, any non-cash actuarial losses from pension and post-retirement plans)

	$	_____________

5. Extraordinary, unusual or otherwise non-recurring losses and charges (including non-recurring restructuring charges)	$	_____________

6. Minority interest expense	$	_____________

7. All fees and expenses in connection with the transactions contemplated by the Transaction Agreement	$	_____________

minus, to the extent added in computing Line I.B.1 (without duplication),

8. any extraordinary, unusual or otherwise non-recurring gains for such period	$	_____________

10

If the Borrower engages in any Material Asset Acquisition or any Material Asset Sale (each as defined below), during the relevant period, EBITDA will be determined on a pro forma basis as if such Material Asset Acquisition or such Material Asset Sale occurred on the first day of the relevant period. For purposes of this definition, (i) “Material Asset Sale” means any Disposition of property or series of related Dispositions of property that involves consideration (including non-cash consideration) with a fair market value in excess of $2,000,000,000 and (ii) “Material Asset Acquisition” means (x) the Transactions and (y) any acquisition (whether by purchase, merger, consolidation or otherwise) of the assets or property of any other Person that involves consideration (including non-cash consideration) with a fair market value in excess of $2,000,000,000.

Form of Compliance Certificate

9.   other non-cash gains (except (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) which represent the reversal in such period of any accrual of, or cash reserve for, anticipated cash charges in any prior period where such accrual or reserve is no longer required but including, for the avoidance of doubt, any non-cash actuarial gains from pension and post-retirement plans)

	$	_____________

equals,

10. EBITDA (Lines I.B.1 + 2 + 3 + 4 + 5 + 6 + 7 – 8 – 9)	$	____________

Leverage Ratio
(Line I.A.3 / Line I.B.10)		to 1

Form of Compliance Certificate

EXHIBIT F

FORM OF

OFFICER’S CERTIFICATE

                         , 201

This Officer’s Certificate is delivered pursuant to Section 3.02(f) of the Term Loan Credit Agreement dated October 1, 2013 (the “Credit Agreement”) among Verizon Communications Inc., as the Borrower, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

The undersigned, in [his][her] capacity as a[n] [Authorized Officer][Secretary][Assistant Secretary] of the Borrower, hereby certifies, as of the date first set forth above, that each of the conditions set forth in Sections 3.02(a), (d) (with respect to clause (i), to the knowledge of the undersigned based solely on [his][her] review of the certificate delivered by Vodafone under Section 7.3(c) of the Transaction Agreement) and (e) have been satisfied.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and delivered this Officer’s Certificate as of the date first set forth above.

VERIZON COMMUNICATIONS INC.

By:
Name: Title:

Officer’s Certificate